Exhibit 10.28

2/23/2000

CONSTRUCTION, FINANCING AND OPERATING SPECIAL FACILITY LEASE
AGREEMENT

Dated as of            , 2000

Between
THE STATE OF CONNECTICUT
DEPARTMENT OF TRANSPORTATION
and
APCOA BRADLEY PARKING COMPANY, LLC

Relating to
the Construction, Financing, Operating and Leasing
of a Parking Garage and Surface Parking at
Bradley International Airport
Windsor Locks, Connecticut

1

2

3

CONSTRUCTION, FINANCING AND OPERATING SPECIAL FACILITY LEASE
AGREEMENT

THIS CONSTRUCTION, FINANCING AND OPERATING SPECIAL FACILITY LEASE AGREEMENT (the “Lease”) is made and entered into as of the — day of March, 2000, by and between THE STATE OF CONNECTICUT, DEPARTMENT OF TRANSPORTATION, James F. Sullivan, Commissioner, acting herein by Robert F. Juliano, Bureau Chief, Bureau of Aviation and Ports, duly authorized (the “State”), and APCOA BRADLEY PARKING COMPANY, LLC, a Connecticut limited liability company (“ABPC”).

WITNESSETH:

A. WHEREAS, the State of Connecticut, acting through the Department of Transportation, is the owner of certain land, buildings and improvements thereon known as Bradley International Airport (the “Airport”), which is located in part in the Town of Windsor Locks, County of Hartford, State of Connecticut;

B. WHEREAS, the State has determined that the need exists for an approximately 3,500 space parking garage and other improvements (the “Garage”) on a site immediately adjacent to the terminal complex at the Airport, as more particularly described in Exhibit A hereto (the “Project Site”);

C. WHEREAS, APCOA/Standard Parking, Inc. (“APCOA”) and Tomasso Brothers, Inc. (“TBI”) acting through ABPC, a wholly owned affiliate of APCOA, and the State desire to enter into this Construction, Financing and Operating Special Facility Lease Agreement under which ABPC agrees to construct and operate the Garage and to provide for the payment of certain amounts hereunder, and the State, pursuant to authority granted in C.G.S. Chapter 266a, Section 2.8 of the Bradley Airport Parity Bond Indenture, and a Trust Indenture, dated as of       , 2000, as supplemented by a First Supplemental Trust Indenture (as so supplemented, the “Trust Indenture”), each between the State and the trustee named therein (the “Trustee”), agrees to issue and sell one or more series of its Bradley International Airport special obligation parking revenue bonds (the “Bonds”) in a principal amount sufficient to finance the cost of developing and constructing the Garage and related costs;

D. WHEREAS, under this Lease, ABPC will obligate itself to deposit all Garage Gross Receipts and Surface Parking Gross Receipts, as hereinafter provided with the Trustee, as assignee of the State under the Trust Indenture or in its capacity as Custodian which deposit obligations and other non-construction obligations of ABPC under this Lease shall, prior to Substantial Completion of the Garage, be performed by APCOA, pursuant to a License Agreement (the “License Agreement”) dated as of the date hereof, between ABPC and APCOA, a copy of which is attached hereto as Exhibit I;

E. WHEREAS, APCOA pursuant to a Guaranty Agreement, a copy of which is attached hereto as Exhibit M (the “Guaranty”), has guaranteed certain Guaranteed Payments as set forth in Sections 6(b)(1) and (2), as hereinafter set forth;

F. WHEREAS, pursuant to a Construction Management Agreement (the “Construction Management Agreement”) dated as of the date hereof, between ABPC and TBI-BDL Company, a wholly owned subsidiary of TBI (the “Construction Manager”), a copy of which is attached hereto as Exhibit L, ABPC has engaged the Construction Manager to perform each of ABPC’s obligations under the Lease in connection with the construction of the Garage, and the Construction Manager, having experience in the design, development, construction and management of similar projects, has accepted such engagement, all in accordance with the terms and conditions set forth in the Construction Management Agreement;

G. WHEREAS, pursuant to an Assignment Agreement, a copy of which is attached hereto as Exhibit J (the “Assignment”), dated as of the date hereof, between ABPC, and Bradley Airport Parking Limited Partnership, a Delaware limited partnership (“BAP”), of which APCOA will be the general partner and TBI-BDL Garage, LLC, an affiliate of TBI, will be the sole limited partner, ABPC has assigned, effective as of the earlier of the date the Garage is Substantially Completed or the expiration or termination of the License Agreement, all of ABPC’s non-construction rights and obligations under the Lease, including, without limitation, the deposit of all Garage Gross Receipts and Surface Parking Gross Receipts, as hereinafter provided to BAP, and BAP has agreed to exercise all of such non-construction rights and perform all of such non-construction obligations under this Lease, including, without limitation, the requisite deposits thereunder; and

H. WHEREAS, pursuant to C.G.S. Section 13b-42(b), the State has authority to enter into this Lease with the approval of the Secretary of the Office of Policy and Management, the State Properties Review Board, and the Attorney General;

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration and of the mutual covenants, benefits, and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the State and ABPC hereby agree as follows:

SECTION 1. Definitions. Unless the context otherwise requires, the terms defined in this Section 1 shall, for all purposes of this Lease and of any amendment hereof or supplement hereto, have the meanings herein specified, with the following definitions to be equally applicable to both the singular and plural forms of any of the terms herein defined:

“ABPC” is defined in the preamble of this Lease. In addition, as used hereinbelow, “ABPC” shall include the successors, licensees and assignees of ABPC, including, without imitation, the licensee and assignee of ABPC under the License Agreement and the Assignment. In the event that ABPC should cease to exist at any time after Substantial “Completion, any reference herein to ABPC shall be construed as a reference to BAP.

“ABPC’s Gross Award” means the amount awarded to or received by ABPC as damages, compensation or otherwise by reason of the taking of all or any part of ABPC’s leasehold interest under this Lease, including, without limitation, its leasehold interest in either or both of the Garage and the Surface Parking or ABPC’s own property which is not affixed to the Garage, as a result of or in anticipation of the exercise of the right of expropriation, condemnation or eminent domain.

“Additional Payments” is defined in Section 6(c) of this Lease.

“Airport” is defined in paragraph A of the recitals of this Lease.

“Airport Administrator” means the administrator of the Airport appointed by the State.

“Airport Facilities” means “airports” and “functionally related and subordinate facilities” within the meaning of and qualifying under Section 142 of the Code that consist solely of (A) items of property that are directly related and essential to servicing aircraft, enabling aircraft to take off and land, or transferring passengers or cargo to or from aircraft, or (B) property located at the Airport that is functionally related and subordinate to such facilities and that is of a character and size commensurate with the character and size of the Airport, and all of which property is of a character subject to the allowance for depreciation under Sections 167 and 168 of the Code. All Airport Facilities constitute part of the Airport and are, or will be upon completion of acquisition or construction, available to and will serve the general public on a regular basis, including serving private companies operating as common carriers that serve the general public on a regular basis. The term “Airport Facilities” excludes (i) working capital expenditures; (ii) hotels or other lodging facilities; (iii) retail facilities (including food and beverage facilities) in excess of the size necessary to serve passengers (and persons who meet or accompany them) and employees at the Airport; (iv) any retail facility (other than parking) for passengers or the general public located outside the Airport terminals; (v) office buildings for individuals who are not employees of a governmental unit or the State; (vi) industrial parks or manufacturing facilities; (vii) any office space that is not located on the premises of the Airport or in which more than a de minimis amount of the functions to be performed will not be directly related to the day-to-day operations at the Airport; or (viii) any office building or office space within a building or a computer facility, either of which serves a system-wide or regional function of an airline or other private person. All Airport Facilities are, or upon completion of acquisition or construction will be, owned by the State or another governmental unit, within the meaning of Section 142 (b)(1) of the Code.

“APCOA” is defined in paragraph C of the recitals of this Lease.

“Assignment” is defined in paragraph G of the recitals of this Lease.

“BAP” is defined in paragraph G of the recitals of this Lease.

“Bond Issuance Date” means the date on which the original Bonds are issued and delivered and payment therefor is received from the purchasers thereof.

“Bonds” is defined in paragraph C of the recitals of this Lease. The term “Bonds” shall include any Special Obligation Refunding Bonds. The Bonds are issued pursuant to authority contained in C.G.S. Chapter 266a et seq. and Section 2.8 of the Bradley Airport Parity Bond Indenture and are not secured by the Gross Operating Revenues of the Airport.

“Bradley Airport Parity Bond Indenture” means that certain Indenture of Trust dated as of October 1, 1982, as amended, between the State and the trustee named therein, which provides for the issuance of the State’s Bradley Airport Parity Bonds which are secured by the Gross Operating Revenues of the Airport. In the event that the State shall subsequently issue bonds to refund or replace the Bradley Airport Parity Bonds, the indenture or other similar document securing those bonds shall be deemed to be the “Bradley Airport Parity Bond Indenture,” to the extent applicable, for purposes of this Lease.

“Bradley Airport Parity Bonds” means the bonds (not including the Bonds issued to finance the Garage or any Special Obligation Refunding Bonds) which are issued and secured on a parity basis by the Gross Operating Revenues of the Airport under the general provisions of the Bradley Airport Parity Bond Indenture. In the event that the State shall subsequently issue bonds to refund or replace the Bradley Airport Parity Bonds, those bonds shall be deemed to be the “Bradley Airport Parity Bonds,” to the extent applicable, for purposes of this Lease.

“Budgets” means the Garage Budget and the Surface Parking Budget as defined in Section 7(c) of this Lease.

“Business Day” means any day of the year, other than a Saturday or Sunday, or a day on which banks located in the cities in which the principal offices of the Trustee and any Paying Agent are located and in Hartford, Connecticut are legally authorized to be closed, and on which the Trustee and the Paying Agent are open.

“Capitalized Interest Account” means the fund or account into which is deposited an amount of Bond proceeds which is adequate, with earnings thereon, to provide funds to pay debt service (equal to capitalized interest) on the Bonds from the Bond Issuance Date to the date or dates that the Garage is expected to be placed in service.

“Certificate of Acceptance” is defined in Section 4(e) of this Lease.

“Change Orders” is defined in Section 4(b) of this Lease.

“Charge” and “Charges” are defined in Section 9(a) of this Lease.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations (as defined in the Tax Compliance Certificate) thereunder.

“Completion Date” means the date that the Garage has been Substantially Completed.

“Concession Agreement” means that certain Public Parking Facility and Shuttle Bus Service Operation Concession Agreement dated January 3, 1994, as amended to date, between the State and APCOA — R & G Parking, a joint venture organization.

“Construction Fund” means the Construction Fund established under the Trust Indenture which contains certain proceeds of the Bonds deposited therein plus interest earnings thereon, for the purpose of paying the Development Costs, the Fixed Construction Price, State Construction Oversight Costs and the Issuance Costs.

“Construction Documents” is defined in Section 4(a) of this Lease.

“Construction Management Agreement” is defined in paragraph F of the recitals of this Lease.

“Construction Manager” is defined in paragraph F of the recitals of this Lease.

“Construction Representative” is defined in Section 4(h) of this Lease.

“Custodian” means the Trustee acting in its capacity as Custodian under the Custody Agreement.

“Custody Agreement” means the Custody Agreement between the State and the Custodian relating to the deposit and application of Surface Parking Gross Receipts.

“Debt Service” is defined in Section 6(b)(1)(ii) of this Lease.

“Debt Service Fund” means the fund or account into which Debt Service payments are deposited pursuant to the Trust Indenture.

“Debt Service Reserve Fund” means the fund or account into which is deposited any Bond proceeds issued to fund a debt service reserve fund or other reserve deposits required under the Trust Indenture.

“Developer Payments” is defined in Section 6(c)(i) of this Lease.

“Development Costs” means the sum as defined and set forth in Exhibit K.

“Environmental Laws” is defined in Section 19A of this Lease.

“Fixed Construction Price” means the fixed price of $36,900,000 to be paid from the Construction Fund to the Construction Manager for the construction of the Garage, in accordance with the Construction Management Agreement.

“Garage” is defined in paragraph B of the recitals of this Lease and includes other facilities and improvements as set forth in the Construction Documents as defined in Section 4(a) of this Lease.

“Garage Budget” is defined in Section 7(c) of this Lease.

“Garage Coverage Ratio” is defined in the Trust Indenture.

“Garage Gross Receipts” means, for any period with respect to the operation of the Garage, all sums collected by ABPC (including, but not limited to, gross cash, gross debit card and gross credit card transactions) from the parking of motor vehicles, whether on an hourly, daily, weekly or monthly basis, plus all rents, revenues, interest, license fees and any other income fees or charges received with respect to ABPC’s lease, use, possession and operation of the Garage, including interest earnings on the Garage Operating Expenses Account required to be transferred to the Trustee pursuant to Section 6(a)(4) hereof, less all State approved refunds, promotional discounts and allowances made by ABPC to its customers, and less any sales tax, use tax, excise tax, occupancy tax, gross receipts tax, parking tax or any other tax or charge collected by ABPC on behalf of and payable to any governmental or quasi-governmental entity.

“Garage Gross Receipts Fund” is defined in Section 6(b)(1) of this Lease.

“Garage Guaranteed Payments” is defined in Section 6(b)(1) of this Lease.

“Garage Major Maintenance and Capital Improvement Fund” is defined in Section 6(b)(1) of this Lease.

“Garage Operating Expenses” means, for any period, all expenses paid in the ordinary course of business in connection with the operation of the Garage which are reasonable and directly attributable thereto, including, without limitation:

(i)        Payment or deposit of Charges with respect to the Garage as provided under Section 9(a) of this Lease;

(ii)       Payroll expenses and applicable payroll taxes for employees directly performing services for the Garage, and including provision for vacation pay, pension, health and welfare programs and other benefit obligations;

(iii)      The costs of insurance with respect to the Garage as herein provided;

(iv)                The costs of supplies for the Garage;

(v)                   Laundry and uniforms for the Garage;

(vi)                Postage for the Garage;

(vii)    The costs of printing parking tickets and related forms for use exclusively at the Garage;

(viii)   The payment uninsured damage claims with respect to the Garage;

(ix)      The costs of routine repairs and maintenance with respect to the Garage;

(x)       Legal fees for processing and defending claims relating to the Garage;

(xi)      The costs of bookkeeping, accounting, internal audit of parking tickets and preparation of monthly reports with respect to the Garage;

(xii)     License and permit fees with respect to the Garage;

(xiii)    Telephone, gas, electric, water and any other utility charges with respect to the Garage;

(xiv)    Data processing costs incurred to outside third parties for accounts receivable invoicing and for the preparation of payroll and payroll-related reports with respect to the Garage;

(xv)     Debit/credit card discounts and service charges with respect to the Garage;

(xvi)    Security costs pursuant to Section 7(a)(16) with respect to the Garage; and

(xvii)   Reasonable and appropriate cost recovery allocation of APCOA home office overhead and direct costs related to the operation of the Garage by ABPC, which is consistent with APCOA’s general practices and in accordance with accepted allocation standards. The above charges should be made based on actual costs as calculated and allocated among all of APCOA’s locations and shall not include profit to APCOA, nor profit sharing to its officers, directors or employees.

“Garage Operating Expenses Account” is defined in Section 6(a)(2) of this Lease.

“Garage Operating Expenses Budget” is defined in Section 6(a)(2) of this Lease.

“Garage Trustee Expenses” is defined in Section 6(b)(1)(v) of this Lease.

“Government Obligations” means (a) direct and general obligations of, or obligations unconditionally guaranteed by, the United States of America, (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America for the timely payment thereof, (c) municipal obligations the payment of principal (either to the maturity thereof or an earlier stated redemption date), redemption price, if any and interest on which is irrevocably secured by obligations described in clauses (a) or (b) above which have been deposited in an escrow arrangement which is irrevocably pledged to the credit of such municipal obligations and which municipal obligations are rated at the time of acquisition or purchase in the highest rating category by Moody’s and Standard and Poor’s, or (d) securities or receipts evidencing ownership interests in obligations or specified portions (such as principal or interest) of obligations described in clauses (a), (b) or (c) above the full and timely payment of which securities receipts or portions of obligations is unconditionally guaranteed as a full faith and credit obligation of the United States.”

“Gross Operating Revenues” shall have the meaning given to such term in the Bradley Airport Parity Bond Indenture.

“Guaranteed Payments” means, collectively, the Garage Guaranteed Payments and the Surface Parking Guaranteed Payments as provided in Section 6(b) of this Lease.

“Guarantor Payments” is defined in Section 6(d) of this Lease.

“Guaranty” is defined in Paragraph E of the recitals of this Lease.

“Hazardous Materials” means (i) any “hazardous waste” as now or hereafter defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. section 6901 et seq.), as amended from time to time, or in regulations now or hereafter promulgated thereunder; (ii) any “hazardous substance” as now or hereafter defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. section 9601 et seq.), as amended from time to time, or in regulations now or hereafter promulgated thereunder; (iii) any “toxic substance” as now or hereafter defined by the Toxic Substance Control Act 15 U.S.C. section 2601 et seq., as amended from time to time, or in regulations now or hereafter promulgated hereunder; (iv) any “toxic pollutant” as now or hereafter defined by the Federal Water Pollution Prevention and Control Act, 33 U.S.C. section 1251 et seq., as amended from time to time, or in regulations now or hereafter promulgated hereunder; (v) any “air pollutant” as now or hereafter defined by the Clean Air Act 42 U.S.C. section 7401 et seq., as amended from time to time, or in regulations now or hereafter promulgated thereunder; (vi) any “contaminant” now or hereafter defined by the Safe Drinking Water Act, 42 U.S.C. section 300f, et seq., as amended from time to time, or in regulations now or hereafter promulgated thereunder; (vii) asbestos or any other “hazardous chemical” as now or hereafter defined by the Occupational Safety and Health Administration (“OSHA”) pursuant to 29 U.S.C. section 655 or in any other regulation or rule now or hereafter promulgated by OSHA; (viii) petroleum or petroleum derivatives; (ix) polychlorinated biphenyls; (x) lead; (xi) underground storage tanks, whether empty, filled or partially filled with any substance; (xii) any substance the presence of which on the Project Site is now or hereafter prohibited by any governmental authority; (xiii) any meanings given to such terms in similar state or local statutes; and (xiv) any other hazardous waste for which special handling or notification is now or hereafter required for its collection, storage, treatment, use or disposal.

“Hazardous Materials Contamination” means, with respect to soil, groundwater, air or other elements on or of the Garage or the Surface Parking, the presence or threatened release of any Hazardous Materials, or, with respect to buildings, facilities, soil, groundwater, air or other elements of any other property, the presence or threatened release of any Hazardous Materials at any time emanating from the Garage, the Project Site or the Surface Parking.

“Indemnified Parties” is defined in Section 19A of this Lease.

“Issuance Costs” means (i) payment of, or reimbursement to the State for, all reasonable costs incurred in connection with, and properly allocable to, the issuance of the Bonds including, but not limited to, legal and accounting fees and expenses, financial consultants’ fees, financing charges (including underwriting fees and discounts), printing and engraving costs, the fees and expenses of Bond Counsel and the fees and expenses of rating agencies, and (ii) any other cost incurred in connection with the issuance of the Bonds that constitutes an “issuance cost” within the meaning of Section 147(g) of the Code.

“Lease Execution Date” means March       , 2000, which is the date on which this Lease was fully executed by ABPC and the State.

“Lease Term” is defined in Section 3 of this Lease.

“Lease Year” means each one-year period beginning on July 1st and ending on June 30th of the next year during the Lease Term; provided that the initial Lease Year runs from the Lease Execution Date to June 30, 2000 and the final Lease Year shall end on March       , 2025, subject to extension as provided herein.

“Leased Premises” means, collectively, the premises constituting the Project Site, the Garage and the Surface Parking, as presented in Exhibit N, which may be amended from time to time by mutual agreement of the parties.

“License Agreement” is defined in paragraph D of the recitals of this Lease.

“Major Maintenance and Capital Improvement Fund Deposits” is defined in Sections 6(b)(1)(vi) and 6(b)(2)(iii) of this Lease.

“Net Bond Proceeds” means the “net proceeds” of the Bonds as such term is used in Section 142(a) of the Code and applicable Treasury Regulations, all as defined in the Tax Compliance Certificate.

“Net Proceeds” means the gross proceeds from the insurance with respect to which that term is used remaining after payment of all expenses (including attorneys’ fees) incurred in the collection of such gross proceeds.

“Nonqualified Costs” means the costs of the Garage paid in accordance with the terms of the Trust Indenture which are not Qualified Costs; Nonqualified Costs include, among other things, Issuance Costs.

“Post-Completion Inspection” is defined in Section 4(g) of this Lease.

“Project Site” is defined in paragraph B of the recitals of this Lease.

“Punch List” is defined in Section 4(g) of this Lease.

“Qualified Costs” mean the costs of providing Airport Facilities.

“Regulated Materials” is defined in Section 19A of this Lease.

“Remediation” is defined in Section 19A of this Lease.

“Special Obligation Refunding Bonds” means any bond or notes issued pursuant to the authority contained in Section 2.8 of the Bradley Airport Parity Bond Indenture and C.G.S. Chapter 266a whose proceeds are used to refund any prior Bonds.

“State” is defined in the preamble of this Lease.

“State Construction Oversight Costs” is defined as the amount to be paid from the Construction Fund to the State to monitor the construction of the Garage, and said amount shall be $400,000.

“State Minimum Guarantee” is defined in Sections 6(b)(1)(vii) and 6(b)(2)(iv) of this Lease, which aggregate amount shall constitute “ground rental” for purposes of Section 2.8 of the Bradley Airport Parity Bond Indenture.

“State’s Gross Award” means the amount awarded to or received by the State as damages, compensation, or otherwise, by reason of the taking of the Garage or any part thereof as a result of or in anticipation of the exercise of the right of expropriation, condemnation or eminent domain.

“Substantial Completion”, with respect to the Garage, is defined in Section 4(d) of this Lease.

“Substantially Completed” means that the Substantial Completion of the Garage has occurred.

“Surface Parking” means the surface parking lots at the Airport for which ABPC has responsibility during the Lease Term, which as of the date hereof, shall be lots A, B, 1, 2, 3, 4, 5A, 5B and 6 and the Employee lot, all as shown on Exhibit G hereto, which Exhibit G may be amended from time to time by agreement of the State and ABPC; provided, however, that ABPC shall be deemed to have agreed to any change or modification to the Surface Parking lots location, size or configuration, which change is reasonably forecasted by the State to result in no decrease in the amount of Additional Payments received by the Developer after such change. Based upon demand, Lots 5A and 5B may be operated as overflow lots, which ABPC shall open and close depending upon the overall volume of use of the other Surface Parking lots.

“Surface Parking Budget” is defined in Section 7(c) of this Lease.

“Surface Parking Gross Receipts” means, for any period with respect to the operation of the Surface Parking, all sums collected by ABPC (including, but not limited to, gross cash, gross debit card and gross credit card transactions) from the parking of motor vehicles, whether on an hourly, daily, weekly or monthly basis, plus all rent revenues, interest, license fees and any and all other income fees or charges received with respect to ABPC’s lease, use possession, and operation of the Surface Parking, including interest earnings on the Surface Parking Operating Expenses Account required to be transferred to the Custodian pursuant to Section 6(a)(4) hereof, less all State approved refunds and promotional discounts and allowances made by ABPC to its customers, and less any sales tax, use tax, excise tax, occupancy tax, gross receipts tax, parking tax or any other tax or charge collected by ABPC on behalf of and payable to any governmental or quasi-governmental entity.

“Surface Parking Gross Receipts Fund” is defined in Section 6(b)(2) of this Lease.

“Surface Parking Guaranteed Payments” is defined in Section 6(b)(2) of this Lease.

“Surface Parking Major Maintenance and Capital Improvement Fund” is defined in Section 6(b)(2) of this Lease.

“Surface Parking Operating Expenses” means, for any period, all expenses paid in the ordinary course of business in connection with the operation of the Surface Parking which are reasonable and directly attributable thereto including, without limitation:

(i)	Payment or deposit of Charges with respect to the Surface Parking as provided under Section 9(a) of this Lease;

(ii)

Payroll expenses and applicable payroll taxes for employees directly performing services for the Surface Parking, and including provision for vacation pay, pension, health and welfare programs and other benefit obligations;

(iii)	The costs of insurance with respect to the Surface Parking as herein provided;

(iv)	The costs of supplies for the Surface Parking;

(v)	Laundry and uniforms for the Surface Parking;

(vi)	Postage for the Surface Parking;

(vii)	The costs of printing parking tickets and related forms for use exclusively at the Surface Parking;

(viii)	The payment of uninsured damage claims with respect to the Surface Parking;

(ix)	The costs of routine repairs and maintenance with respect to the Surface Parking;

(x)	Legal fees for processing and defending claims relating to the Surface Parking;

(xi)	The costs of bookkeeping, accounting, internal auditing of parking tickets and preparation of monthly reports with respect to the Surface Parking;

(xii)	License and permit fees with respect to the Surface Parking;

(xiii)	Telephone, gas, electric, water and any other utility charges with respect to the Surface Parking;

(xiv)	Data processing costs incurred to outside third parties for accounts receivable invoicing and for the preparation of payroll and payroll-related reports with respect to the Surface Parking;

(xv)	Debit/credit card discounts and service charges with respect to the Surface Parking;

(xvi)	Security costs pursuant to Section 7(a)(l6) with respect to the Surface Parking;

(xvii)	All costs of shuttle bus service as described in Section 7(e) hereof with respect to the Surface Parking;

(xviii)

Reasonable and appropriate cost recovery allocation of APCOA home office overhead and direct costs related to the operation of the Surface Parking by ABPC, which is consistent with APCOA’s general practices and in accordance with accepted allocation standards. The above changes should be made based on actual costs as calculated and allocated among all of APCOA’s locations and shall not include profit to APCOA, nor profit sharing to its officers, directors or employees; and

(xviii)	Costs as defined in Section 12(b)(3) hereof.

“Surface Parking Operating Expenses Account” is defined in Section 6(a)(3) of this Lease.

“Surface Parking Operating Expenses Budget” is defined in Section 6(a)(3) of this Lease.

“Surface Parking Custodian Expenses” is defined in Section 6(b)(2)(ii) of this Lease.

“Surplus Account” is defined in section 6(b)(3) of this Lease.

“Surplus Moneys” is defined in Section 6(c) of this Lease.

“Target Date” means May 31, 2002, subject to extension as set form in Section 4(i) hereof.

“Tax Compliance Certificate” means that certificate executed by the State in connection with the initial issuance of the Bonds and relating to those matters necessary for the interest on the Bonds to be excluded from federal gross income.

“TBI” is defined in paragraph C of the recitals of this Lease.

“Trustee Payment” means, collectively, Guaranteed Payments, Reimbursement of Guarantor Payments and Additional Payments.

“Trust Indenture” is defined in paragraph C of the recitals of this Lease.

“Uncontrollable Circumstance” means any act, event or condition that has had, or may reasonably be expected to have, an adverse effect on the Substantial Completion of the Garage by the Target Date as then currently defined, if such act, event or condition is beyond the reasonable control of ABPC and the Construction Manager. To the extent beyond the reasonable control of ABPC and the Construction Manager, Uncontrollable Circumstances may include, but shall not be limited to, the following:

a.

an act of God, landslide, lightning, earthquake, fire, explosion, unusually severe weather conditions such as floods, hurricanes, dangerous icing, blizzards or tornadoes, natural disaster, acts of a public enemy, war, blockade, insurrection, riot, or civil disturbance or any similar occurrence, but not including reasonably anticipated weather conditions, for the geographic area of the Garage;

b.	a strike, walkout, work stoppage, or similar industrial or labor action affecting the construction of the Garage;

c.	the presence of any Regulated Material on the Project Site not caused by ABPC, the Construction Manager or any of their servants, agents, employees, contractors or subcontractors;

d.	any subsurface condition at the Project Site which requires a redesign or change in the construction or operation of the Garage; and

e.	an event of casualty or condemnation of the Project Site or the Garage.

“Work” shall have the meaning given to such term in the Construction Management Agreement.

SECTION 2. Ownership of and Granting of Leasehold Interest in the Project Site, Garage and Surface Parking. The State owns the Airport, including, without limitation, the Project Site and the Surface Parking and shall own the Garage and its component parts as the same are assembled, constructed or installed on the Project Site. On the terms and subject to the conditions set forth in this Lease, as of the Lease Execution Date, the State hereby leases the Project Site, the Garage and the Surface Parking to ABPC, and ABPC hereby leases the Project Site, the Garage and the Surface Parking from the State. ABPC and its successors and assigns hereby agree that, for federal income tax purposes, they will not claim any depreciation expense deductions or investment tax credits which would impact the tax-exempt status of the Bonds. Title to all materials purchased for the construction of the Garage shall vest in the State simultaneously with the passage of title from the sellers of such material. On January 31, 2000, the Concession Agreement shall terminate and be of no further force and effect, and as of the Lease Execution Date this Lease shall constitute the sole and complete agreement of the parties hereto.

As the owner of the Airport, the State shall have the obligation, by itself or by others, without limitation, to maintain the Airport for aircraft operations pursuant to federal and State regulations and to provide, or cause to be provided, all services reasonably necessary to the daily operation of the Airport.

SECTION 3. Term. The term of this Lease (the “Lease Term”) and the effectiveness of the rights and obligations of the parties hereunder shall commence on the Lease Execution Date and continue until midnight on March       , 2025, subject to extension and to earlier termination pursuant to the provisions of this Lease. The parties agree that this Lease shall not be effective until it has been approved by the Secretary, Office of Policy and Management, the State Properties Review Board and the Attorney General, all being of the State of Connecticut. ABPC shall have an option (the “Option”) to make an offer to the State to extend the Lease Term with respect to the Garage and the Surface Parking for up to two five-year terms upon terms and conditions acceptable to the State and ABPC. The State shall have complete discretion to accept, reject and/or negotiate the terms and conditions of any such extension, including, without limitation, the period covered by any such extended Lease Term. In order to exercise its Option hereunder, ABPC shall be required to offer in writing the terms and conditions with respect to the extended Lease Term at least 18 months prior to the end of the current Lease Term, as the same may have been previously extended.

SECTION 4. Construction of the Garage.

(a) Obligation to Construct. ABPC shall cause the construction of the Garage on the Project Site to be Substantially Completed on or before the Target Date (subject to extension as provided in Section 4(i) below), in accordance with the provisions of this Lease and the construction documents, which heretofore have been approved by ABPC and the State, and such additional construction drawings, plans and specifications as are necessary for the timely construction of the Garage and which are hereafter submitted by ABPC to and approved by the State from time to time (which approval shall not be unreasonably withheld or delayed), as the same may be changed by Change Orders (collectively, the “Construction Documents”).

In order to satisfy its obligations hereunder to construct the Garage, ABPC shall enter into the Construction Management Agreement with the Construction Manager, pursuant to which the Construction Manager shall agree to cause the Garage to be constructed on the Project Site in accordance with the Construction Documents and the provisions of this Lease, for the Fixed Construction Price of $36,900,000 to be paid from the Construction Fund.

Disbursement requests for amounts on deposit in the Construction Fund shall be made in accordance with the requirements of Section 5.2 of the Trust Indenture. The State agrees to accept the satisfactory performance by the Construction Manager of all obligations of ABPC relating to the construction of the Garage including the making of disbursement requests on behalf of ABPC; provided that the entering by ABPC into the Construction Management Agreement and the performance by the Construction Manager thereunder shall not limit the right of the State to enforce ABPC’s obligations hereunder. The State agrees to perform at the reasonable request of the Construction Manager all obligations relating to the construction of the Garage that it would have to perform at the request of ABPC pursuant to this Lease. The warranty provisions of Section 4.7 of the Construction Management Agreement are hereby incorporated in this Lease, and the State agrees to accept the satisfactory performance by the Construction Manager of its obligations thereunder as satisfaction of any such obligations of ABPC hereunder with respect to such matters. The State and the Trustee shall be intended third-party beneficiaries of the Construction Management Agreement.

The State and ABPC shall cooperate to obtain a certificate of occupancy for each portion of the Garage project (or other evidence reasonably acceptable to the State which permits the occupancy and operation of each portion of the Garage) at the earliest practical date, and thereafter ABPC shall operate such portion of the Garage in accordance with the terms of this Lease.

(b) Change Orders. Changes in the Construction Documents may be made solely by issuing change orders (“Change Orders”) in accordance with Section 4.2 of the Construction Management Agreement. Any Change Order shall be submitted to the State for its prior approval. The State shall use its best efforts to respond to any proposed Change Order within 72 hours of its submission to the State; provided, however, that in all cases, such response shall be communicated to ABPC and the Construction Manager within three business days of the submission of the proposed Change Order to the State. Any increased cost or delay resulting from any Change Order not initiated by the State shall be ABPC’s sole risk and shall not increase the Fixed Construction Price to be paid from the Construction Fund.

(c) Insurance. See Section 11 of this Lease and Articles IV and VIII of the Construction Management Agreement for the insurance requirements.

(d) Substantial Completion. “Substantial Completion” of the Garage shall be deemed to have occurred at such time that (1) ABPC or the Construction Manager shall have delivered all of the following to the State and the Trustee:

(A)           A certificate of occupancy for the Garage (or other evidence reasonably acceptable to the State which permits the occupancy and operation of the Garage); and

(B)             A Certificate of Substantial Completion for the Garage from an Independent Licensed Architect or Independent Licensed Professional Engineer substantially in the form of AIA Document G704;

(C)             A Punch List prepared by ABPC and the State; and

(2) the State shall have delivered to ABPC and the Trustee a written acknowledgement that items (A), (B) and (C) above have been delivered to and accepted by State; provided, however, that any period of time from the State’s actual receipt of all of items (A), (B) and (C) to the time of the State’s written acknowledgement (i) that such items have been delivered and are accepted by the State and that Substantial Completion has occurred or (ii) that the State does not believe the conditions for Substantial Completion have occurred, shall not be counted in determining whether the Garage has been Substantially Completed by the Target Date.

(e) State’s Certificate of Acceptance. Upon satisfactory completion of all work listed on the Punch List, ABPC or the Construction Manager shall deliver to the State a Certificate of Punch List Completion stating that all punch list items have been satisfactorily completed. The State agrees to deliver to ABPC and the Trustee, upon receipt, review and acceptance of said Certificate of Punch List Completion, a certificate of acceptance of the Garage, substantially in the form attached hereto as Exhibit C stating that (i) the Garage was Substantially Completed on the date that the provisions of Section 4(d) were satisfied and the (ii) Punch List is completed (the “Certificate of Acceptance”).

(f) Site Plans and Surveys. Within 120 days after the Completion Date of the Garage, ABPC shall deliver to the State original copies (or photocopies if original copies are unavailable to ABPC) of all current site plans and surveys, including (i) three complete sets of “as built” architectural and engineering drawings, one of which is reproducible, showing the Garage and all site improvements as constructed, in all material respects in accordance with the Construction Documents, and (ii) other plans or studies that materially relate to all or any part of the Project Site.

(g) Punch List. Prior to the Completion Date of the Garage, the Construction Representatives of the State and ABPC shall inspect the Garage for the purpose of arriving at a punch list of minor items to complete but which will not otherwise delay the Completion Date of the Garage (the “Punch List”). ABPC and the State together shall agree on the Punch List, provided that either party shall be required to complete its participation in constructing the Punch List within seven days of the date the other party completes its participation. In addition, within 45 days after such Completion Date, the Construction Representatives of the State and ABPC shall make another joint physical inspection of the Garage (the “Post-Completion Inspection”) to list any items of work which were not visible or were not noticed during the initial inspection. Any such items shall be added to the Punch List. Any items on the Punch List shall be promptly and diligently completed without interference with the use and occupancy of the Garage, and in any event within 30 days after the Post-Completion Inspection (or if the State and ABPC agree that any item cannot reasonably be completed in such 30 days, ABPC shall cause such work to be begun within such 30-day period and diligently pursued to completion).

(h) Construction Representatives. ABPC and the State shall each name a “Construction Representative” who shall have full power and authority to act on behalf of each party with respect to all construction and related matters. ABPC’s Construction Representative shall initially be William A. Tomasso , and the State’s Construction Representative shall initially be Richard Jaworski. The State and ABPC may change at any time their respective Construction Representative upon notice thereof to the other party.

(i) Extension of Target Date. The Target Date of May 31, 2002 may be extended for up to two years, but in no event later than May 30, 2004, upon the State’s approval as set forth in Section 4(i)(3) below of the satisfaction of all of the following conditions for each such extension:

(1) The sole and direct cause for such extension shall be an Uncontrollable Circumstance;

(2) There shall be delivered to the State and to the Trustee on a date at least 45 days prior to the then existing Target Date written notice from ABPC requesting State approval to extend the Target Date pursuant to this Section 4(i) and (i) stating the type of Uncontrollable Circumstance which has occurred and the reason therefor; (ii) the impact of such Uncontrollable Circumstance upon the construction of the Garage; (iii) the proposed remedy; and (iv) specifying the proposed extended Target Date; and

(3) The State approves in writing such requested extension or such modified extension as the State deems appropriate, provided, however, that the State’s approval, modification or denial of such requested extension shall be made in good faith, without undue delay and shall be based upon the State’s review of (i) the Uncontrollable Circumstance which has occurred and the reason therefor; (ii) the impact of such Uncontrollable Circumstance upon the construction of the Garage; (iii) the proposed remedy; and (iv) the proposed extended Target Date in light of the information provided by ABPC, following the State’s review and analysis of the circumstance surrounding the Uncontrollable Circumstance. Should the State deny or modify the requested extension, it shall state its reasons in writing.

(j) Inspection of Garage and Project Site. The State (including the State’s representatives, employees, agents and consultants) shall have reasonable access to the Garage and the Project Site at all times for the purpose of determining that construction is proceeding in accordance with the Construction Documents.

(k) State’s Duty to Cooperate. The State shall cooperate fully with and use reasonable efforts to assist ABPC in connection with its efforts to obtain all permits, easements, agreements, licenses and other governmental and quasi-governmental approvals and consents necessary or desirable in connection with the construction of the Garage and ABPC’s fulfillment of its other obligations hereunder, except that the State shall have no obligation itself to apply for or obtain the same, nor shall the State share in the costs thereof; provided further, that the State’s obligations under this paragraph shall not be deemed to waive any legal power or authority of the State (or any agencies or officials thereof) in connection with the issuance of any such permits, easements, agreements, licenses, approvals or consents. During the construction of the Garage and during the construction of any subsequent changes thereto pursuant to the provisions of this Lease, the State shall provide ABPC with suitable and sufficient temporary access and working space on and over other State property at the Airport so as to allow ABPC to perform necessary construction of the Garage; provided, however, that ABPC shall be granted such access only if, in the State’s reasonable judgment, such access shall not have an adverse impact on the operations or public safety other tenants, or public convenience and necessity.

(I) Payment and Performance Bonds. Prior to the commencement of any stage or phase of construction of the Garage, ABPC will furnish a suitable labor and materials payment bond and a performance bond each in the full amount of the cost to construct the Garage, guaranteeing the timely completion of the construction of the Garage in accordance with the Construction Documents and providing for the payment or protection of persons supplying labor or materials in the prosecution of the work provided for in the Construction Documents. The surety countersigning the payment and performance bonds shall be such firm or corporation as the State shall find acceptable, and the form and substance of any such bond shall be approved by the State. The State and the Trustee shall be co-obligees of any such payment and performance bonds.

SECTION 5. Issuance of the Bonds. As a condition subsequent to the continuing effectiveness of the provisions of this Lease and in order to provide funds for the financing and refinancing of the Garage, subject to the terms and conditions set forth in Section 2.8 of the Bradley Airport Parity Bond Indenture, C.G.S. Chapter 266a and the Trust Indenture, either concurrently with or as soon as practicable following the Lease Execution Date, the State shall (to the extent permitted by law): cause the Bonds in the form of long-term bonds to be issued and sold in a principal amount sufficient to provide for the application of Bond proceeds as provided in the Trust Indenture in an aggregate amount equal to the sum of: (1) the Fixed Construction Price, (2) State Construction Oversight Costs, (3) Development Costs per Exhibit K, (4) the amount to be deposited into the Capitalized Interest Account, (5) the amount to be deposited into the Debt Service Reserve Fund pursuant to the Trust Indenture, (6) any required payment to a credit enhancement or liquidity support provider for credit enhancement or liquidity support of the Bonds, (7) underwriter’s discount on the Bonds, and (8) all other Issuance Costs in connection with the issuance and sale of the Bonds.

SECTION 6. Flow of Funds and Payments.

(a) Deposit of Gross Receipts:

(1) Garage Gross Receipts shall be deposited with the Trustee daily and Surface Parking Gross Receipts shall be deposited with the Custodian daily. Each shall be accounted for separately by ABPC, the Trustee and the Custodian, as applicable.

(2) Beginning with the first month of the operation of the Garage, and the collection of Garage Gross Receipts, the Trustee shall release to ABPC for deposit into its Garage Operating Expenses Account (the “Garage Operating Expenses Account”), from the daily Garage Gross Receipts, all amounts collected, less amounts required for any Garage Guaranteed Payment, until such time as two and one-half months of the current approved annual Garage Operating Expenses Budget (the “Garage Operating Expenses Budget”) shall be released to ABPC. For the balance of the month, all Garage Gross Receipts collected shall be applied by the Trustee, as set forth in Section 6(b)(1) below. For each succeeding month throughout the term of the Lease, the Trustee shall release to ABPC for deposit into its Garage Operating Expenses Account from the Garage Gross Receipts, on the fifteenth of each month, an amount equal to one month of the current approved annual Garage Operating Expenses Budget.

(3) For the first month of the first Lease Year, as the Surface Parking Gross Receipts are collected, the Custodian shall release to ABPC for deposit into its Surface Parking Operating Expenses Account (the “Surface Parking Operating Expenses Account”) from the daily Surface Parking Gross Receipts, all amounts collected, less amounts required for any Surface Parking Guaranteed Payment, until such time as two and one-half months of the current approved annual Surface Parking Operating Expenses Budget (the “Surface Parking Operating Expenses Budget”) shall be released to ABPC. For the balance of the month all Surface Parking Gross Receipts collected shall be applied by the Custodian as set forth in Section 6(b)(2) below. For each succeeding month, throughout the term of the Lease, the Custodian shall release to ABPC for deposit into its Surface Parking Operating Expenses Account from the Surface Parking Gross Receipts, on the fifteenth of each month, an amount equal to one month of the current approved annual Surface Parking Operating Expenses Budget.

(4) Interest earnings on the ABPC Garage Operating Expenses Account and the Surface Parking Operating Expenses Account shall be treated as Garage Gross Receipts and Surface Parking Gross Receipts, respectively from operations and shall be transferred by ABPC to the Trustee or the Custodian, as applicable upon the first business day of the month succeeding the posting of such interest earnings in such Accounts.

(5) If at any time during the Lease Year ABPC encounters an unanticipated, unbudgeted, extraordinary Garage Operating Expense or Surface Parking Operating Expense, and the State approves the expense in writing, the Trustee and/or the Custodian shall transfer in the manner defined by the State, from the appropriate Gross Receipts Fund and/or Surplus Fund the funds required to cover the approved costs.

(6) Upon State receipt and acceptance of an independent auditor’s annual report, as required pursuant to Section 7(d) hereof, any necessary adjustments in payments to the Trustee and/or the Custodian or reimbursements due ABPC shall be executed prior to making any Additional Payments, in accordance with Section 6(c).

(b) Trustee Payments:

(1) Garage Guaranteed Payments. Garage Gross Receipts on deposit with the Trustee in the Garage Gross Receipts Fund established therefor under the Trust Indenture (the “Garage Gross Receipts Fund”), or secondly in the Garage Surplus Fund, shall be applied by the Trustee to make the following payments (the “Garage Guaranteed Payments”) in the following order, on the fifteenth day of each month (or, if not a Business Day, on the next succeeding Business Day) from funds available at the end of the previous month:

(i) Garage Operating Expenses: For each month following the first month of Garage operation, an amount equal to one month of the current approved annual Garage Operating Expenses Budget.

(ii) Debt Service:

(A) Beginning             , 1/6th of the amount due as interest on the Bonds on the next Interest Payment Date for the Bonds provided that the deposit immediately preceding such Interest Payment Date shall be the balance necessary to make such payment, and

(B) Beginning             , 1/12th of the amount due as principal of the Bonds, whether at maturity or pursuant to mandatory sinking fund redemption, on the next Principal Payment Date for the Bonds.

(iii) Debt Service Reserve Fund: the amount necessary to restore any deficiency in the Debt Service Reserve Fund (each a “Debt Service Reserve Fund Deficiency”).

(iv) Rebate Fund: all required deposits into the Rebate Fund established under the Trust Indenture (each a “Rebate Fund Deposit”).

(v) Garage Trustee Expenses: Pay all State approved fees and expenses of the Trustee related to the Garage and any and all reasonable costs and expenses (including, without limitation, reasonable attorneys, fees and disbursements) incurred by the Trustee, in enforcing its rights under the Guaranty (the “Garage Trustee Expenses”), then due and payable.

(vi) Garage Major Maintenance and Capital Improvement Fund: In accordance with the annual amount required for the Garage Major Maintenance and Capital Improvement Fund (the “Garage Major Maintenance and Capital Improvement Fund”), as stated in Exhibit H, as such Exhibit may be amended from time to time by mutual agreement of the parties, the monthly amount for the current Lease Year into the Garage Major Maintenance and Capital Improvement Fund. This account shall be an unrestricted interest bearing account. All interest earnings shall be deposited into the account, remain in the account, and be available for payment of eligible project costs. In accordance with the project schedule in Exhibit H, as amended by mutual agreement of the parties, and upon approval of the State, the Trustee shall pay ABPC for the project activities. Such payments may be upon completion of the activity or partial payments for the portion of the activity completed prior to the payment date. Final project cost must be supported by detailed actual expenditure records in accordance with State requirements.

(vii) State Minimum Guarantee: In accordance with Exhibit E, pay to the State any portion of the monthly State Minimum Guarantee payment not paid from the Surface Parking Gross Receipts Fund as provided in Section 6(b)(2)(iv) below.

(2) Surface Parking Guaranteed Payments. Surface Parking Gross Receipts on deposit with the Custodian in the Surface Parking Gross Receipts Fund established therefor under the Custody Agreement (the “Surface Parking Gross Receipts Fund”) or secondly in the Surface Parking Surplus Fund, shall be applied by the Custodian to make the following payments (the “Surface Parking Guaranteed Payments”) in the following order on the fifteenth day of each month (or, if not a Business Day, on the next succeeding Business Day) from funds available at the end of the previous month:

(i) Surface Parking Operating Expenses: For each month following the first month of the first Lease Year, an amount equal to one month of the current approved annual Surface Parking Operating Expenses Budget.

(ii) Surface Parking Custodian Expenses: Pay all State approved fees and expenses of the Custodian, related to Surface Parking and any and all reasonable costs and expenses (including, without limitation, reasonable attorneys, fees and disbursements) incurred by the Custodian, in enforcing its rights under the Guaranty (the “Surface Parking Custodian Expenses”) then due and payable.

(iii) Surface Parking Major Maintenance and Capital Improvement Fund: In accordance with the annual amount required for the Surface Parking Major Maintenance and Capital Improvement Fund (the “Surface Parking Major Maintenance and Capital Improvement Fund”), as stated in Exhibit H, as such Exhibit may be amended from time to time by mutual agreement of the parties, the monthly amount for the current Lease Year into the Surface Parking Major Maintenance and Capital Improvement Fund. This account shall be an unrestricted interest bearing account. All interest earnings shall be deposited into the account, remain in the account and be available for payment of eligible project costs. In accordance with the project schedule in Exhibit H, as amended by mutual agreement of the parties, and upon approval of the State, the Custodian shall pay ABPC for the project activities. Such payments may be upon completion of the activity or partial payments for the portion of the activity completed prior to the payment date. Final project cost must be supported by detailed actual expenditure records in accordance with State requirements.

(iv) State Minimum Guarantee: In accordance with Exhibit E, attached hereto, pay to the State the monthly amount of the annual State Minimum Guarantee for the current Lease Year.

(3) Surplus Funds: Any amounts remaining in the Garage Gross Receipts Fund shall be deposited by the Trustee into the Garage Surplus Fund under the Trust Indenture and any amounts remaining in the Surface Parking Gross Receipts Fund shall be deposited by the Custodian into the Surface Parking Surplus Fund under the Custody Agreement (collectively, the “Surplus Funds”).

(4) Reimbursement of Guarantor Payments: To the extent sufficient funds are available therefor in the appropriate Surplus Fund, after all Guaranteed Payments have been deposited or paid for any month, the Trustee and the Custodian shall notify the State of the amount of such funds and the State shall direct the Trustee and the Custodian to reimburse APCOA in such amount, to the extent possible, for any Guarantor Payments made by APCOA and not previously reimbursed, in accordance with Section 5.07 of the Trust Indenture or Section       of  the Custody Agreement. Notwithstanding the foregoing, APCOA shall not be reimbursed for any Guarantor Payments made during an extension of the Target Date pursuant to Section 4(i) of this Lease. APCOA shall be entitled to be reimbursed for the principal of such Guarantor Payments, plus (a) the actual interest cost, if APCOA borrowed funds to make such payment as certified by APCOA, or (b) an amount based upon the prime lending rate, as published in the Wall Street Journal, on the date of such Guarantor Payment to the Trustee or the Custodian, and adjusted throughout the term of the reimbursement as the prime lending rate changes, if APCOA utilized cash to make such payment, plus a premium of 10/12th of one percent per month on the principal, up to a maximum of ten percent (10%). To the extent in accordance with the provisions above, there are not sufficient moneys in the Surface Parking Surplus Fund to reimburse Guarantor Payments made with respect to Surface Parking Guaranteed Payments, such Guarantor Payments shall be reimbursed from moneys on deposit in the Garage Surplus Fund to the extent that there are sufficient funds therein.

(c) Additional Payments: To the extent that funds are available for such purpose in the Garage Surplus Fund in accordance with the Trust Indenture on the date of payment of the Additional Payments described below, after payment in full of all Garage Guaranteed Payments for the completed Lease Year, such funds shall be transferred by the Trustee from the Garage Surplus Fund to the Custodian for deposit into the Surface Parking Surplus Fund under the Custody Agreement. To the extent that funds are available in the Surface Parking Surplus Fund under the Custody Agreement on the date of payment of the Additional Payments described below (the “Surplus Moneys”), Additional Payments in the order as described below (the “Additional Payments”), shall be paid promptly by the Custodian, after payment in full of all Surface Parking Guaranteed Payments for the completed Lease Year, and after receipt and acceptance of the independent auditor’s annual report, as required pursuant to Section 7(d) hereof with respect to such completed Lease Year:

(i) Developer Payment: The first $1,000,000 of Surplus Moneys (the “Developer Payment”) shall be paid to ABPC, provided, however, that during the first and last Lease Years, such Developer Payment amount shall be prorated for the actual number of months in said years.

(ii) Reimbursement of Unpaid Developer Payments: To the extent any Developer Payment is not paid to ABPC when due for any reason, Surplus Moneys not needed to pay the currently due Developer Payment in full shall next be used to pay accrued but unpaid Developer Payments in the order accrued.

(iii) State and Developer Additional Payments: The State and ABPC shall share equally in Surplus Moneys up to the next $2,000,000 from the balance remaining after payment and reimbursement in full of the Developer Payments as provided in Section 6(c)(i)-(ii) above. There will be no accumulation and reimbursement of annual shortfalls of such State and Developer Additional Payments.

(iv) State and Developer Percentage Payments: The State shall receive 85 percent and ABPC shall receive 15 percent of the balance of Surplus Moneys remaining after payment and reimbursement of the maximum Developer Payments and the maximum State and Developer Additional Payment as provided in Section 6(c)(i)-(iii) above.

(d) APCOA Guaranty: Pursuant to the Guaranty, APCOA guarantees to pay the Trustee and the Custodian, as applicable, funds sufficient to make any Guaranteed Payment for which the Trustee or the Custodian has insufficient funds on deposit in the appropriate funds to make the required payment on the scheduled payment date after application thereto of amounts available therefor from all prior sources as provided in Section 6(e) below, Article V of the Trust Indenture and Section        of the Custody Agreement, as applicable.

Notification and Payment: If the Trustee or the Custodian determines that it does not have sufficient funds on deposit in the applicable fund or account, at the end of any month to make any Guaranteed Payment for that month, after application thereto of amounts available therefor from all prior sources as provided in Section 6(e) below, Article V of the Trust Indenture and Section       of the Custody Agreement, as applicable, the Trust Indenture and Custody Agreement shall provide that the Trustee and Custodian respectively shall notify the State and APCOA by the fifth Business Day of the following month by telephone and telecopier transmission, promptly confirmed by overnight express, of the amount of the required payment (each, a “Guarantor Payment”). Within three Business Days of such telephone and telecopier notice, APCOA shall wire funds in the amount of the Guarantor Payment to the Trustee or the Custodian, as applicable. Failure by APCOA to make any Guarantor Payment when due will be a default under the Guaranty. Notwithstanding anything herein to the contrary, APCOA shall not be obligated to make a Guarantor Payment or any portion thereof to the extent such Guarantor Payment or portion thereof is solely caused by the failure of the State to perform its obligations under the first sentence only of Section 7(a)(4)(b) hereof.

(e) Order of Sources to Pay Guaranteed Payments and Additional Payments:

(1) The Garage Guaranteed Payments shall be paid from the following sources, in each case to the extent available, in the following order:

(i)         Garage Operating Expenses:

1.          Garage Gross Receipts Fund;

2.          Garage Surplus Fund;

3.         The Guaranty.

(ii)     Debt Service:

1.          Capitalized Interest Account, during the capitalized interest period;

2.          Garage Gross Receipts Fund;

3.          Garage Surplus Fund;

4.          The Guaranty;

5.          Debt Service Reserve Fund;

6.          Trustee funds available therefor as provided in the Trust Indenture, including, without limitation, the application of the Debt Service Reserve Fund to the final maturity or maturities of the Bonds as provided therein; and

7.          Bond Insurance.

(iii)    Debt Service Reserve Fund Deficiency:

1.          Garage Gross Receipts Fund;

2.          Garage Surplus Fund;

3.          The Guaranty.

(iv)    Rebate Fund Deposit:

1.          Garage Gross Receipts Fund;

2.          Garage Surplus Fund; and

3.          The Guaranty.

(v)     Garage Trustee Expenses:

1.          Garage Gross Receipts Fund;

2.          Garage Surplus Fund;

3.          The Guaranty.

(vi)    Garage Major Maintenance and Capital Improvement Fund Deposits:

1.          Garage Gross Receipts Fund;

2.          Garage Surplus Fund;

3.          The Guaranty.

(vii)   State Minimum Guarantee Payments, to the extent not paid by Surface Parking:

1.          Garage Gross Receipts Fund;

2.          Garage Surplus Fund;

3.          The Guaranty.

(2)     The Surface Parking Guaranteed Payments shall be paid from the following sources, in each case to the extent available, in the following order:

(i)      Surface Parking Operating Expenses:

1.          Surface Parking Gross Receipts Fund;

2.          Surface Parking Surplus Fund;

3.          The Guaranty.

(ii)     Surface Parking Custodian Expenses:

1.          Surface Parking Gross Receipts Fund;

2.          Surface Parking Surplus Fund;

3.          The Guaranty.

(iii)    Surface Parking Major Maintenance and Capital Improvement Fund Deposits:

1.          Surface Parking Gross Receipts Fund;

2.          Surface Parking Surplus Fund;

3.          The Guaranty.

(iv)    State Minimum Guarantee Payments:

1.          Surface Parking Gross Receipts Fund;

2.          Surface Parking Surplus Fund;

3.          The Guaranty.

(3)     All Additional Payments shall be paid from Surplus Moneys only.

(f)    Section 2.8 Bradley Airport Parity Bond Indenture:

(1)     The parties hereto agree that the Debt Service payments made pursuant to Section 6(b)(1)(ii) above shall constitute the “fixed rentals” for purposes of Section 2.8(2)(i) of the Bradley Airport Parity Bond Indenture.

(2)     The parties hereto agree that the Debt Service Reserve Fund, Rebate Fund and Garage Trustee Expenses payments made pursuant to Sections 6(b)(1)(iii)-(vi) above shall constitute the “further rentals” for purposes of Section 2.8(2)(ii) of the Bradley Airport Parity Bond Indenture.

(3)     The parties hereto agree that the State Minimum Guarantee payments made pursuant to Section 6(b)(1)(vii) above shall constitute “ground rental” for purposes of Section 2.8(3) of the Bradley Airport Parity Bond Indenture.

(4)     The parties hereto agree that the Surface Parking Custodian Expenses payments made pursuant to Section 6(b)(2)(ii)-(iii) above shall constitute the “further rentals” for purposes of Section 2.8(2)(ii) of the Bradley Airport Parity Bond Indenture.

(5)     The parties hereto agree that the State Minimum Guarantee payments made pursuant to Section 6(b)(2)(iv) above shall constitute “ground rental” for purposes of Section 2.8(3) of the Bradley Airport Parity Bonds Indenture.

(6)     The parties hereto agree that the State’s share, if any, of the State and Developer Additional Payments and the State and Developer Percentage Payments made pursuant to Section 6(c)(iii) and 6(c)(iv) above, respectively, shall constitute “ground rental” for purposes of Section 2.8(3) of the Bradley Airport Parity Bonds Indenture.

(7)     Notwithstanding anything else to the contrary herein, all “fixed rentals and further rentals” which are not required to make the deposits or payments set forth above shall be paid to the State for its own use and purposes in accordance with the Bradley Airport Parity Bond Indenture.

SECTION 7. Use and Operation of the Leased Premises.

(a) General.

(1) The Leased Premises shall be used by ABPC as parking facilities for motor vehicles and for any other purpose necessary to the parking of motor vehicles (including administrative functions), or as otherwise approved by the State. ABPC agrees to operate the Leased Premises as parking facilities in accordance with good business practices. The parking of any vehicle on a complimentary or validated basis in the Garage or the Surface Parking shall not be allowed unless previously authorized by the State.

(2) ABPC shall have the right and obligation to manage and operate the Leased Premises as parking facilities 24 hours a day, seven days a week, 52 weeks a year, in an efficient and professional manner with sufficient personnel to minimize shuttle bus delays and exit booth processing times, who shall be proficient in customer service communication and shall be courteous, clean and neat at all times and uniformed with proper identification. ABPC may operate Lots 5A and 5B as an overflow lot, depending upon the overall volume of use of the other Surface Parking lots. ABPC shall screen and train personnel, and further, shall make the best effort to minimize staff turnover.

(3) ABPC shall provide, the following services for the Leased Premises throughout the Lease Term:

(i) An on-site supervisor, 24 hours per day, 365 days per year.

(ii) Positive control of traffic on and in the immediate vicinity of the Leased Premises to direct patrons to available parking, prevent unreasonable traffic delays and direct patrons away from parking areas that are full. Such direction must be accomplished by the use of proper signage and/or supervision to the satisfaction of the Airport Administrator;

(iii) Removal of all abandoned and illegally parked vehicles. Such removal will be coordinated with the State/Airport Police. Vehicles shall be relocated to an impound area as authorized by the State;

(iv) Daily inspections of the Leased Premises with inspection reports submitted to the Airport Administrator on a weekly basis. Reports shall include any and all normal and abnormal conditions of pavement, equipment, lighting, staffing levels, etc.;

(v) Upon notice, respond to all customer telephone complaints within 24 hours and written complaints within seven days. The Airport Administrator shall be advised of the outcome of each complaint. Complaints received which pertain to matters outside the scope of ABPC’s authority shall be forwarded to the Airport Administrator for review and reply; and

(vi) The establishment and maintenance of procedures to ensure that only authorized personnel park in the Employee Lot, which may include the existing automated vehicle identification system installed by the State. Said system will be operated, maintained and replaced when necessary by ABPC.

(4) Gross Revenue Pledge.

(a)      The State and ABPC hereby covenant that they shall maintain at all times rates for parking at the Garage and the Surface Parking sufficient to result in each year in Garage Gross Receipts in such amount to permit compliance with the Garage Coverage Ratio, as defined in the Trust Indenture. If for any Lease Year, as shown in the audited financial statements prepared for such Lease Year, the Garage Coverage Ratio has not been met, the State and ABPC shall promptly adjust rates for parking at the Garage and/or the Surface Parking such that the Garage Coverage Ratio is projected to be met for the then-current Lease Year.

(b)      The State and ABPC hereby approve and establish, and the State shall implement, during each Lease Year of the Lease Term, the parking rates for the Surface Parking and the Garage, respectively, which are attached hereto as Exhibit F, which parking rates shall take effect automatically under the provisions of this Lease; provided, however, that if at the end of any Lease Year, the combined Surface Parking Gross Receipts and Garage Gross Receipts received in that Lease Year exceed the target therefor set forth in the table below, any scheduled parking rate increases for the succeeding Lease Year as set forth in Exhibit F hereto shall not occur during such succeeding Lease Year unless the State and ABPC mutually agree at such time that such rate increases for such Lease Year shall be given effect, in whole or in part. In the event of an increase or decrease in the combined Surface Parking Operating Expenses and Garage Operating Expenses in any Lease Year which exceeds $300,000 when compared with the amount budgeted therefor, the State and ABPC shall mutually agree to modify Surface Parking parking rates and/or Garage parking rates in order to compensate for such increase or decrease in such operating expenses. In addition, if for any reason at the end of any Lease Year, the combined Surface Parking Gross Receipts and Garage Gross Receipts received during such Lease Year are less than the target therefor set forth in the table below, ABPC shall notify the State of any non-scheduled increase in the parking rates for the succeeding Lease Year necessary (in addition to the automatic Exhibit F rate increases) to ensure that the combined Surface Parking Gross Receipts and the Garage Gross Receipts target for such succeeding Lease Year is met, and the State shall approve and establish such non-scheduled rate increases. In addition, the State and ABPC may mutually agree, at any time during the term of the Lease to adjust parking rates to respond to market and economic conditions, as long as such parking rate adjustment does not adversely affect any combined year-end Total of Surface Parking Gross Receipts and Garage Gross Receipts listed below. No adjustment in Garage Parking Rates pursuant to this paragraph, shall be made, unless the State and ABPC project compliance with the Garage Coverage Ratio, after giving effect to such adjustment.

Lease Year	Combined Year-End Total: Surface Parking Gross Receipts and Garage Gross Receipts

1st	$3,283,816
2nd	11,704,442
3rd	18,228,322
4th	21,765,495
5th	22,024,572
6th	22,287,535
7th	22,554,444
8th	22,825,356
9th	25,781,090
10th	26,061,905
11th	26,346,933
12th	26,636,237
13th	26,929,879
14th	30,396,540
15th	30,732,834
16th	31,074,170
17th	31,297,651
18th	31,524,484
19th	35,079,930

Lease Year	Combined Year-End Total: Surface Parking Gross Receipts and Garage Gross Receipts
20th	35,344,022
21st	35,612,076
22nd	35,884,151
23rd	36,160,307
24th	38,305,919
25th	38,602,961
26th	24,689,898

(5) As of the Lease Execution Date, ABPC has: (1) pursuant to the Construction Management Agreement, engaged the Construction Manager to perform each of ABPC’s obligations under this Lease in connection with the construction of the Garage, and (2) pursuant to the License Agreement, engaged APCOA to exercise ABPC’s non-construction rights and perform ABPC’s non-construction obligations under this Lease prior to the date that the Garage is Substantially Completed. Effective as of the earlier of the date of Substantial Completion of the Garage, or the expiration or termination of the License Agreement, pursuant to the Assignment, ABPC has assigned all of its non-construction rights and non-construction obligations under this Lease, to BAP, and BAP has agreed to exercise all of ABPC’s non-construction rights and perform all of ABPC’s non-construction obligations under this Lease, but specifically excluding, however, any remaining construction obligations under this Lease as of such date of Substantial Completion (including, without limitation, punchlist and warranty work), which shall remain the responsibility of the Construction Manager under the Construction Management Agreement. The State and the Trustee shall be third party beneficiaries of APCOA’s obligations under the License Agreement and BAP’s obligations under the Assignment with the ability to exercise ABPC’s remedies thereunder in the event of a default by APCOA or BAP, respectively, under such agreements. The License Agreement and the Assignment shall not be amended, modified or terminated without the consent of the State and the Trustee. In no event shall payment of the State Minimum Guarantee under this Lease be deemed in any way to be a construction obligation.

(6) The State, its officers, agents and employees shall not be responsible or liable for any loss of, or damage to, the property of ABPC or of its patrons, guests or invitees while on the Leased Premises.

(7) The State shall have the right at any time during emergency or crisis situations and at other reasonable times after due notice to ABPC to enter the Leased Premises for the purpose of examining the state of repair and condition of the Leased Premises and the equipment, and for the purpose of determining whether the terms, covenants and conditions contained in this Lease are being fully and faithfully observed and performed.

(8) With respect to the Leased Premises, ABPC shall provide for the removal of snow and ice, the seeding, planting and cutting of grass and shrubs, the prevention of erosion and the routine maintenance of all storm drains and sewer lines within the Leased Premises which serve the Leased Premises. ABPC shall in addition be responsible for the reconstruction, if necessary, of any storm drains and sewer lines within the Leased Premises which (i) ABPC, its agents or subcontractors, installed, or (ii) which, through ABPC’s actions, negligence or lack of maintenance, require reconstruction.

(9) ABPC shall have the right to acquire, install operate and maintain on the Leased Premises such improvements, equipment and supplies required or appropriate for the operation of the Garage and the Surface Parking pursuant to the terms of this Lease. ABPC will make a concerted effort to employ the use of recycled materials and supplies whenever possible.

(10) ABPC agrees that it shall not permit hazardous or unreasonably objectionable fumes, smoke or odors apart from those experienced in normal maintenance and facility operation to reach areas above the surface of the land, and that no unsightly accumulation of boxes, barrels, packages, junk, wastepaper or equipment or other such articles shall be permitted on the Leased Premises.

(11) ABPC agrees that the State, its agents, licensees and invitees shall have in common with others the right to pass and repass within and upon the Leased Premises with motor vehicles at no cost or expense to the State.

(12) ABPC agrees to operate its business on the Leased Premises so as to comply with and conform to all applicable federal and State statutes and regulations regarding, but not limited to, protection of the environment, health, safety, nuisance and fire, so far as the Leased Premises are concerned.

(13) ABPC shall provide by itself or others a street-type sweeper of adequate specifications and capacity, which will remain on the Leased Premises. Said sweeper will be used to clean and maintain the Leased Premises to the reasonable satisfaction of the Airport Administrator.

(14) ABPC shall recognize the authority of the Airport Administrator or his designee in supervising the conduct of all activities at the Airport. Compliance with the Airport Administrator’s rightful directions is mandatory.

(15) Nothing contained in this Lease shall be construed to indicate that ABPC has any rights at the Airport beyond the rights conveyed thereto pursuant to this Lease.

(16) ABPC will provide, operate, maintain and monitor the security systems installed in the Leased Premises, which shall include, without limitation, video and audio surveillance systems in the Garage, panic buttons throughout the surface lots, and provide courtesy patrols in numbers agreed upon from time to time by the State to provide security and assistance to parking patrons in the Garage and Surface Parking lots, as deemed necessary by the State. ABPC shall promptly report any incidents requiring police response to the State Police stationed at the Airport; provided, however, that ABPC shall have no responsibility for providing police protection or reaction in connection with the Leased Premises.

(17) ABPC will man the exit booths of the Garage and the Surface Parking lots to the satisfaction of the Airport Administrator. Patrons should not wait in an exit line more than five minutes. ABPC shall anticipate peak period staffing and staff accordingly.

(18) The State shall have the right to contract out to third parties any non-parking service or concession on the Leased Premises, provided such service or concession does not adversely affect ABPC’s operation of the Garage and/or Surface Parking.

(b) Credit Cards and Debit Cards.

(1) ABPC shall arrange to have all credit card companies make direct transfers each business day, or as often as such credit card companies transfer credit card receipts to APCOA or ABPC at comparable garages, of all debit card and credit card receipts (net of service charges) from the operation of the Garage to a special account established in the Garage Gross Receipts Fund. Although ABPC shall not be responsible for such direct transfer by the credit card companies, ABPC shall make every effort which it is capable of making to insure that the transfer is accurate and is made every business day, or as often as set forth above. ABPC shall immediately cooperate with the State to determine what further remedial action, including, without limitation, substitution of another credit card company to perform the transfers, should be taken if its best efforts to correct the problem with the defaulting credit company are not sufficient to restore the appropriate transfers. The parking of any vehicles on a complimentary or validated basis anywhere in the Garage will not be allowed unless previously authorized and agreed to by the State.

(2) ABPC shall arrange to have all credit card companies make direct transfers each business day or as often as such credit card companies transfer credit card receipts to APCOA or ABPC at comparable garages, of all debit card and credit card receipts (net of service charges) from the operation of the Surface Parking to a special account established in the Surface Parking Gross Receipts Fund. Although ABPC shall not be responsible for such direct transfer by the credit card companies, ABPC shall make every effort which it is capable of making to insure that the transfer is accurate and is made every business day, or as often as set forth above. ABPC shall immediately cooperate with the State to determine what further remedial action, including, without limitation, substitution of another credit card company to perform the transfers, should be taken if its best efforts to correct the problem with the defaulting credit company are not sufficient to restore the appropriate transfers. The parking of any vehicles on a complimentary or validated basis anywhere in the Surface Parking lots will not be allowed unless previously authorized and agreed to by the State.

(c) Revenue Control.

(1) The parties mutually agree that ABPC shall install, operate and maintain state-of-the-art revenue control equipment and computer software for each of the Surface Parking lots and the Garage, approved by the State, and with consideration of the economic viability of such systems on the Leased Premises including but not limited to, entrance and exit barrier gates to insure optimum accountability for ABPC’s operation of the Surface Parking and the

Garage. Revenue control equipment must, at a minimum, be machine readable with a fee computing cashier terminal for on-line status and such system shall provide:

(i)      Facility Grand Total — Total Report

— by day, by lot and for the entire Garage

(ii)     Summary Cashier Report

— by day, by lot and for the entire Garage

(iii)    Transaction Detail Report

— by day, by lot and for the entire Garage

(iv)    Rate Classification Report

— revenue for specific time durations, i.e. 0-1 hour, 1-1/2 hours, etc.

(2) The overnight license plate inventory system shall be a separate system independent of the fee computing revenue control equipment and reporting. ABPC agrees to replace or upgrade the approved revenue control equipment and computer software as necessary, but in any event at least once every 7 years during the Lease Term. The inventory system shall provide:

(i)      Overnight inventory listing by day, by lot and for the entire Garage; and

(ii)     Inventory stratification detailing quantity, length of stay and value of inventory.

(3) ABPC shall provide the following services for the Leased Premises throughout the Lease Term:

(i)      Maintenance and repair of all revenue control equipment for the Leased Premises. Such maintenance and repair shall ensure that the revenue control will be machine readable and in on-line status. Machine readable shall mean parking tickets will be read by the fee computer which will automatically calculate the correct fee without cashier interference and on-line will mean all fee computers will be connected to a central computer and transmit data at least every 15 minutes to a data base; and

(ii)     Reports to the State, to include, but not be limited to:

a. Monthly, the number of transactions per fee category, per day, per parking lot and for the entire Garage, including a monthly summary of each category;

b. Daily, the number and amount of revenue tickets collected per day, per lane, per parking lot and for the entire Garage, including a statement of Garage Gross Receipts and Surface Parking Gross Receipts;

c. Weekly, an overnight inventory of each parking lot and the entire Garage, and daily the overnight vehicle count of each parking lot and the entire Garage;

d. Monthly, the number of lost, validated and unaccounted for tickets per day, per Surface Parking lot and for the entire Garage. ABPC shall be responsible for identifying lost tickets together with the calculation of the amount due the State for said tickets in accordance with the schedule outlined below in Section 7(b)(4)(ii); and

e. Monthly, a list of any Refunds (i.e. overcharges or incorrect fees), promotional discounts and allowances by ABPC to its customers. “Refund” shall be defined as the return of any fees collected from the customers of the Leased Premises in accordance with State approved procedures. Such report must be submitted to the Airport Administrator no later than five working days after the end of the previous month.

(4) The parties agree to the following with respect to non-paid and unaccounted for customer tickets:

(i)      All non-paid customer tickets shall be signed by (a) the customer, if available, (b) ABPC’s shift employee and (c) ABPC’s facility manager or an authorized representative of ABPC, and shall state the license plate number of the non-paying vehicle and note the reason for non-payment. The State shall have the right to allow for free parking by certain State employees, official visitors and others designated by the State, provided that such free parking shall be without penalty or expense to ABPC.

(ii)     ABPC shall pay to the State, at its sole cost and expense, and the same shall be not treated as Garage Operating Expenses or Surface Parking Operating Expenses nor be reimbursable under the terms of this Lease, for all unaccounted parking tickets that equal or exceed 0.3% of the total number of tickets per month for all Surface Parking Lot and the Garage in accordance with the following schedule. Once the combined 0.3% threshold is attained, all Unaccounted For Tickets are assessed at the applicable penalty value:

Percent of Unaccounted For Tickets	Penalty

0.0% to less than 0.3%	= $0.00 x Total Number of Unaccounted For Tickets

Percent of Unaccounted For Tickets	Penalty
0.0% to less than 0.7%	= $10.00 x Total Number of Unaccounted For Tickets

0.0% to less than 1.0%	= $15.00 x Total Number of Unaccounted For Tickets

0.0% to 1.0% or more	= $20.00 x Total Number of Unaccounted For Tickets

“Unaccounted For Tickets” shall mean, with respect to the operation of the Leased Premises, the number of tickets which are equal to the sum of the daily beginning vehicle inventory plus the daily number of tickets issued, minus the daily number of tickets collected, minus the daily ending vehicle inventory.

(5) ABPC shall insure the integrity of the revenue control system at all times during the Lease Term. This includes, but is not limited to, power outages. ABPC will install a sufficient generator as a backup emergency power system.

(6) ABPC shall ensure that its employees and agents are properly trained in the operation of the revenue control systems installed at the Leased Premises.

(7) ABPC shall install an automated credit card system, which will allow the customers of ABPC an option of paying via credit card, no later than upon completion of Phase I of the Garage. Prior to any such installation, all plans therefor must be submitted in writing and approved by the State.

(8) ABPC shall install “pay on foot” or express credit card exit lanes, as mutually agreed to with the State, no later than upon completion of Phase I of the Garage.

(9) ABPC shall install Automatic Vehicle Identification (AVI) lanes and provide for corporate invoicing, no later than upon completion of Phase I of the Garage. Implementation plans therefor must be submitted in writing and approved by the State.

(10) ABPC shall consider any new services, technologies, etc., and implement those, which would provide enhanced customer service.

(11) All revenue control system equipment costs paid pursuant to this Section 7(b) which are not paid from Bond proceeds shall not be treated as Garage Operating Expenses or Surface Parking Operating Expenses, but shall be paid or reimbursed from amounts on deposit in the Garage or Surface Parking Major Maintenance and Capital Improvement Funds respectively.

(d) Budget

ABPC shall prepare and deliver to the State, at least 45 days prior to the commencement of each Lease Year: (a) a budget reflecting the Garage Gross Receipts which ABPC expects to receive and the Garage Operating Expenses which ABPC expects to incur during the forthcoming Lease Year of Garage operation (the “Garage Budget”) and (b) a budget reflecting the Surface Parking Gross Receipts which ABPC expects to receive and the Surface Parking Operating Expenses which ABPC expects to incur during the forthcoming Lease Year of Surface Parking operation (the “Surface Parking Budget” and collectively with the Garage Budget, the “Budgets”), such Budgets to be reviewed and approved by the State. If the State for any reason does not respond to any proposed Budget within 45 days after the State’s receipt thereof, or if the parties fail to reach agreement as to a Budget for the following Lease Year, then such Budget for such following Lease Year shall be the Budget for the preceding Lease Year, increased by the percentage increase in the CPI for the month of April preceding the beginning of the Lease Year. “CPI” means the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for all Urban Consumers (CPI-U) unadjusted US city average all items with index base period (1982-84=100). If the base 1982-84=100 is changed by the United Stated Department of Labor, the parties agree to apply the new base. If the CPI shall not exist in the same format as set forth in this section, State shall substitute an official index published by the Bureau of Labor Statistics, or successor or similar governmental agency, as may then be in existence and shall be most nearly equivalent thereto for Hartford, Connecticut.

(e) Recordkeeping, Reporting and Audits:

A. Recordkeeping: Separate records and books of accounts must be maintained for the Garage operation and the Surface Parking operation. ABPC will maintain its books and records in such a manner to enable both the preparation of annual financial statements in accordance with generally accepted accounting principles and the calculation of the payment distributions as prescribed in this Lease.

ABPC shall maintain at a location within the State of Connecticut or another reasonable location as may be approved in advance by the State, in a manner acceptable to the State, true and complete records and accounts of all items and transactions necessary to prepare and verify the accuracy of the financial position and results of the parking operations which are the subject of this Lease. The State hereby approves the location of central records with respect to such matters in Chicago, Illinois.

ABPC agrees to give the State’s and the Trustee’s authorized representatives’ access during reasonable hours to such books and records. ABPC agrees that it will keep and preserve or cause to be kept and preserved for three (3) years after the audits required by Section 7(d)C are accepted by the State, all books and records which are the subject of its recordkeeping obligation under this Section 7(d)A. If any litigation, claim or audit is started before the expiration of the three year period, such records shall be retained until all litigation, claims or audit finding involving the records have been resolved.

B. Financial Statement Preparation: ABPC agrees to prepare or cause to be prepared true and accurate annual financial statements in conformity with generally accepted accounting principles and supplementary information as described below. The financial statements must reflect the results of operations of the Leased Premises only, and not be combined or consolidated with the results of any other enterprise.

In addition to the financial statements, the following schedules of supplementary information must also be presented:

1.       An income statement for each of the Garage operation and Surface Parking operation that, in total, agrees with the entity’s overall income statement.

2.       A schedule of gross receipts and operating expenses prepared on the cash basis for each of the Garage operation and Surface Parking operation, with a reconciliation of the cash basis gross receipts and operating expenses with the accrual basis revenue and operating expenses presented in the income statement described above in item #1.

3.       A schedule detailing the status of Guarantor Payments, including accrued interest, the premium amount, advance repayments and outstanding balance.

4.       A schedule of outstanding Developer Payments.

5.       A schedule which presents the calculation of Additional Payments due ABPC and the State in accordance with Section 6(c). For the purposes of this calculation, Guaranteed Payments excluding operating expenses which are developed in #2 above) are to be considered deductions for the Lease Year which provided the funds for such payments; i.e. Guaranteed Payments made on July 15 from funds available as of June 30 are to be considered Guaranteed Payments for the Lease Year ended that June.

All items presented in the schedules required by item #3, #4 and #5 must be reconciled to the financial statements or schedules if the amounts presented in these schedules differ from that presented in the financial statements or other schedules.

6.       A detailed listing of fixed assets(i.e. equipment, furniture, etc.) purchased with parking operating gross receipts and/or bond proceeds.

7.       A schedule of the Garage and Surface Parking Major Maintenance and Capital Improvement Funds detailing the deposits, interest earnings and expenditures plus a supporting schedule which accumulates the expenditures by project.

8.       A schedule showing compliance with the Garage Coverage Ratio for the preceding Lease Year.

Such annual financial statements and supplementary information shall be prepared and delivered to the State and the Trustee within sixty (60) days following each of the hereinafter specified events where appropriate:

(a)     The end of each Lease Year of the specified term of this Lease;

(b)     The end of each Lease Year of any bonafide extension of the specified term of this Lease, if any;

(c)     The effective date of termination of this Lease, in the event of termination of this Lease prior to the completion of the specified term of this Lease or prior to the completion of the extended term of this Lease specified in any bona fide extension hereof, if any.

C. Audits: The annual financial statements and supplementary information required by Section B hereinabove shall be prepared by an independent CPA, as defined by Chapter 389 of the Connecticut General Statutes, retained by ABPC and reasonably satisfactory to the State. ABPC shall allow the CPA full and unrestricted access to books and records and APCOA shall allow the CPA full and unrestricted access to the books and records associated with ABPC and to any information which is necessary to attest to the reasonableness of APCOA home office overhead and direct costs charged to ABPC. The financial statements audit shall be performed in accordance with generally accepted auditing standards and the auditor shall express an “ in relation to” opinion on the schedules of supplementary information.

The cost of this audit will be allocated between the Garage operation and the Surface Parking operation and will be considered a Trustee expense and, as such, will not be included in the Budgets. Upon acceptance by the State of the audit, the Trustee will be directed to pay the audit firm for the cost of the audit or to reimburse APCOA for the proportional share of the audit attributable to the parking operation at the Airport.

While it is the intent of the State to rely on the certified statements(s) of the CPA, the State hereby reserves the right to review, examine and/or audit the records of ABPC and APCOA and the workpapers of the said CPA.

(f) Airport Shuttle Bus Service.

(1) In connection with the operation of the Airport shuttle bus service, the State does hereby grant to ABPC and ABPC hereby accepts:

A. The right and obligation to conduct and operate (or cause to be operated) a free, 24-hour shuttle bus service for Airport users, passengers, Airport employees, and others needing transportation between the Surface Parking and the Employee Lot, and the Airport’s terminal buildings. ABPC shall have the right to contract with R&G Parking or any other operator, mutually acceptable to the State and ABPC, to provide the shuttle bus service required under the provisions of this Lease.

B. The obligation to provide, at a minimum, seven 15-passenger buses (including the driver) on a 24-hour schedule and on-call basis for shuttle bus service. If a vehicle is out of service or breaks down, a replacement vehicle must be in service no later than one hour after the vehicle is out of service. ABPC also agrees to make its reasonable and best efforts to ensure that no passenger shall wait more than five minutes for the arrival of any shuttle bus.

C. The acknowledgement and obligation that peak hours, holiday periods, and “emergency” conditions may require additional vehicles and/or changes to the shuttle bus operating schedule in order to provide an adequate number of seats and so as not to leave any customer waiting longer than five minutes for future shuttles. The adequacy of such service will be determined at the sole discretion of the Airport Administrator and any additional service, if needed, shall be supplied within one hour after such determination of its need and notice to ABPC.

D. The obligation to ensure that all buses used in the shuttle bus operation will be equipped with FCC approved radios. ABPC shall install a minimum of one radio base station at an agreed upon location to insure continuous communication between all buses and lot booths. ABPC has the obligation to equip each bus with adequate heat, air conditioning and luggage space. Lift equipment must be available in accordance with Section 14-97b of the Connecticut General Statutes. ABPC also must comply with any applicable requirements under of the Americans with Disabilities Act of 1990, as amended from time to time.

E. All shuttle bus drivers shall be outfitted in uniforms and nametags as approved by the Airport Administrator. The State reserves the right to demand the removal of ABPC’s shuttle bus personnel for just cause as determined by the State. No vehicles used in the shuttle bus service operation shall ever be more than five years old throughout the Lease Term. Scheduled vehicle servicing and maintenance shall, at no time, be performed in the parking lots or other public areas of the Airport. A no tipping policy must be exhibited in each bus and shuttle shelter.

F. The responsibility to display the Bradley International Airport logo.

G. The responsibility to provide signs for all shuttle bus vehicles designating that shuttle service is provided. The design, size, style and color of all signs will be satisfactory to the Airport Administrator and ABPC.

H. The responsibility to comply with State and federal laws regarding alternative fueled vehicles, replacement and use regulations.

I. ABPC shall immediately remediate and/or contain any spill or release of any hazardous, toxic, material or waste caused by ABPC or its agents in connection with the operation of the Airport shuttle bus service. In addition, ABPC shall immediately report the spill or release to the on duty Airport Operations Manager.

J. The responsibility to provide buses at no charge for Airport operations in an emergency situation and for other non-routine operational needs, that do not interfere with ABPC’s service level requirements, or in circumstances where such service level requirements are waived by the State, the State will give as much advance notice as possible and will keep requests at an occasional frequency.

(2) ABPC shall maintain in good repair and safe working order, all shuttle bus vehicles owned and/or leased to or by ABPC for its use under this Lease. In this regard, ABPC shall establish preventive maintenance schedules and perform such for all shuttle bus vehicles, which schedules must receive the prior written approval of the Airport Administrator, further ABPC shall comply with the following:

(i)                  All shuttle bus vehicles shall be kept in safe, sanitary and top operating condition during the Lease Term;

(ii)               Maintenance, servicing and repairs of the shuttle bus vehicles that are covered by warranties shall be performed in compliance with the terms and conditions of such warranties. ABPC shall seek promptly to enforce all applicable warranties as necessary;

(iii)            ABPC shall institute a daily inspection program of the shuttle bus vehicles and shall repair or have repaired any exterior or interior damage promptly and, in any case, not less than 10 calendar days following detection of damage. ABPC shall immediately remove any shuttle bus vehicle from operation and repair or have repaired any damage or defect that would affect the safety and comfort of Airport patrons or others; and

(iv)           ABPC shall wash the exterior and clean the interior of each shuttle bus vehicle at regular intervals so as to assure that such vehicles are kept in a clean and presentable condition at all times, as determined by the Airport Administrator.

SECTION 8. Unlawful Use/Permitted Uses. ABPC agrees that the Leased Premises shall be used and occupied in a careful, safe and proper manner; that no nuisance or waste shall be committed or permitted upon or any damage be done to the Leased Premises; and that ABPC shall not conduct or permit to be conducted upon the Leased Premises any business or conduct or permit any act which is contrary to or in violation of, and ABPC shall comply with, the laws and regulations of the United States of America, the State and any other governmental authority or agency applicable to the Leased Premises and with the rules, regulations and requirements that may be imposed by any insurance companies under which the Leased Premises are insured.

SECTION 9. Payment of Taxes and Assessments. (a) Except as hereinafter provided in Section 9(b), during the Lease Term, ABPC shall pay, before any fine, penalty, interest or cost may be added thereto, or become due or be imposed by operation of law for nonpayment thereof, all taxes, payments in lieu of taxes (“PILOT”), assessments, water and sewer rents, rates and charges, charges for public utilities, excises, levies and all other license and permit fees and other governmental charges, which at any time during the Lease Term may be assessed, levied, imposed upon or become due and payable out of or in respect of, or become a lien on the income or operation of the Garage or the Surface Parking or any part thereof or any appurtenance thereto or any use or occupancy of the Garage or the Surface Parking (all of which being hereinafter referred to as the “Charges”, and any of the same being hereinafter referred to as a “Charge”); provided, however, that, all such Charges shall be prorated as of the date of termination of this Lease and ABPC’s obligation for same hereunder shall be in effect only with respect to the Lease Term. In addition, during the Lease Term, ABPC hereby agrees to pay all costs connected with the ownership, operation, maintenance, repair, renewal and rehabilitation of the Garage (including, without limitation, insurance, utilities, taxes or payments in lieu of taxes and assessments) such that the amounts payable therefrom to the State as State Minimum Guaranteed payments shall be free and clear of all charges, whether or not the Garage is used or occupied, or capable of being used or occupied, by ABPC or APCOA. ABPC shall reimburse annually to the State, the amount of the PILOT payments made by the Bradley Enterprise fund with regards to the Leased Premises. The State will notify ABPC of the current Lease Year PILOT reimbursement amount on or about the 1st of September. ABPC will pay the State the amount of the PILOT payment within 10 days of notification.

(b) Notwithstanding the provisions of Section 9(a) to the contrary, ABPC shall have the right to contest the amount or validity, in whole or in part, of any Charge by appropriate proceedings diligently conducted in good faith, and may postpone or defer payment of such Charge, excluding PILOT, during the pendency of such proceedings. Upon the termination of any such proceedings ABPC shall pay the amount of such Charge or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees, interest, penalties or other liabilities in connection therewith. The State agrees to cooperate in any actions ABPC initiates pursuant to this Section 9(c).

(c) Since the State will be the owner in fee simple of the Garage, the State shall obtain documentation from the Commissioner of Revenue Services of the State substantially in the form attached hereto as Exhibit N (a copy of which shall be supplied to ABPC), which by its terms may be relied upon by ABPC, stating that the Construction Manager or any contractor or subcontractor purchasing materials or supplies that are to be physically incorporated into the Garage may furnish its suppliers with a completed contractor’s purchase exemption certificate and that neither ABPC nor the Construction Manager nor any such contractor or subcontractor will be liable for the Connecticut sales tax or use tax with respect to such purchases. ABPC hereby acknowledges and agrees to comply with Chapter 219 of the Connecticut General Statutes pertaining to tangible personal property or services rendered that is/are subject to sales tax. If ABPC or the Construction Manager or any of its contractors or subcontractors shall at any time be required to pay any sales tax or use tax to the State relating to the purchase of such materials for the construction of the Garage, ABPC shall be permitted to treat such payments as a Charge or a Garage Operating Expense in the first Lease Year in which such payments are made, provided proof of payment of such sales tax or use tax shall be promptly delivered to the State. This Section 9(c) shall not apply to any personal property purchased by ABPC or the

Construction Manager or any of its contractors or subcontractors, which does not become physically incorporated into the Garage.

SECTION 10. Utilities and Service Contracts. The State shall provide and maintain or cause to be provided and maintained, at its own expense, to the boundary of the Leased Premises, all of the following utility systems: water, sewer, electricity and gas. ABPC’s obligations under this Lease are conditioned upon the State providing and maintaining such utility systems to the boundary of the Leased Premises. The State shall also be responsible for maintaining all underground utility equipment and systems to the boundary of the Leased Premises. The State shall be responsible for all utilities that are within the Leased Premises, but which do not serve the Leased Premises, except that ABPC shall be responsible for any damage caused to such utilities by its actions or negligence.

ABPC shall make in its name and for its benefit, and shall pay for, all utilities and service contracts for the Garage and the Surface Parking, including, but not limited to, water, sewer, gas, telephone, electricity, fuel, oil, vermin extermination, trash removal, snow removal and other necessary services used in connection with the Garage and the Surface Parking. ABPC shall cause to have installed electrical meters at the Garage and Surface Parking lots, with ABPC being the billed party.

SECTION 11. Insurance. (a) ABPC shall cause to be placed and kept in force, prior to Substantial Completion, builder’s “all risk” hazards insurance coverage, and after Substantial Completion, “all risk” hazard insurance, in both cases, in an amount equal to the replacement cost of the Garage and all other improvements and personalty on the Leased Premises, as reasonably determined by ABPC from time to time and approved by the State.

(b) With respect to the operations which ABPC performs under the terms of this Lease and also those performed for ABPC by subcontractors, ABPC shall carry for the duration of this Lease and any supplements thereto, with the State, the Trustee and the Custodian being named as an additional insured party for items (i) and (ii) below, the following minimum liability insurance coverage at no direct cost to the State. Said coverage to be provided by an insurance company or companies satisfactory to the State. Each insurance policy shall state that the insurance company shall agree to investigate and defend the insured against all claims for damages, even if groundless.

(i)                 Commercial General Liability insurance providing for a total limit of Five Million ($5,000,000) providing coverage for, but not limited to, Bodily Injury and Property Damage, Premises/Operations, Products/Completed Operations, Independent Contractors, Contractual Liability, Broad Form Property damage, X-C-U Coverages (if applicable). Should an aggregate limit apply, the aggregate should be no less than Ten Million Dollars ($10,000,000) ABPC agrees this coverage shall be provided on a primary basis.

(ii)              The operation of all motor vehicles, including those hired or borrowed, used in connection with this Lease shall be covered by Automobile Liability Insurance in the following amounts: Insurance providing for a total limit of Five Hundred

Thousand Dollars ($500,000) for all damages arising out of bodily injuries to or death of all persons in any one accident or occurrence, and for all damages arising out of injury to our destruction of property in any one accident or occurrence. In cases where an insurance policy shows an aggregate limit as part of the automobile liability coverage, the aggregate limit must be at least One Million Dollars ($1,000,000).

(c) With respect to all operations ABPC performs and all those performed for ABPC, ABPC shall carry Worker’s Compensation and Employer’s Liability Insurance in accordance with the requirements of the laws of the State of Connecticut.

(d) ABPC shall procure and maintain business interruption insurance to cover loss, total or partial, of the use of the Garage and the Surface Parking and other improvements on the Project Site as the result of any fire, explosion, vandalism, malicious mischief, other hazards normally covered by extended coverage endorsement, earthquake, tornado, hurricane and sprinkler leakage, in such amounts that: (1) in the case of a loss of the use of the Garage or any part thereof, the proceeds of such insurance in the event of loss will be sufficient to pay the Garage Guaranteed Payments for the period that the Garage or any portion thereof is not useable, up to a maximum period of 12 months; provided, however, that prior to Substantial Completion of the Garage, the amount of such business interruption insurance required shall be $4,000,000, which has been determined to be a sum sufficient to cover the amount of Garage Gross Receipts, net of Garage Operating Expenses, to be received between the date on which Phase I of the Garage becomes operational and the date of Substantial Completion of the Garage; and (2) in the case of a loss of the use of the Surface Parking or any part thereof, the proceeds of such insurance in the event of loss will be sufficient to pay the Surface Parking Guaranteed Payments for the period that the Surface Parking or any portion thereof is not usable, up to a maximum of 12 months.

(e) ABPC shall procure and maintain Garage Keepers Legal Liability Insurance providing for a total limit of $150,000 per occurrence.

(f) ABPC agrees to furnish to the State, only on the form or forms supplied by the State, a Certificate of Insurance (CON-32), fully executed by an insurance company or companies authorized to do business in the State of Connecticut for the insurance policy or policies required hereinabove, which policy or policies shall be in accordance with the terms of said Certificate of Insurance. The Certificate of Insurance shall specify amounts deductible, if any, for each type of coverage in the policy or policies, and shall be issued by carriers with a Best’s Insurance Reports policy holder’s rating of A+. ABPC agrees to be fully and solely responsible for any costs or expenses as a result of a coverage deductible, coinsurance penalty or self-insured retention. If at any time during the term of this Lease, there shall be a failure to provide said Certificates of Insurance and duly maintain such coverage in full force and effect, ABPC shall in any event immediately take all action within its power to obtain such certificates and substitute coverage; provided, however, that: (1) if such failure to shall be due to the fault or negligence of ABPC, then such failure shall be an event of default, but the cure period shall be reduced to one business day, and (2) if such failure shall not be due to the fault or negligence of ABPC, then such failure shall be an event of default, but the cure period shall be 30 days. In any event, until such certificates and substitute insurance coverage shall be obtained, ABPC shall be financially liable for the consequences of any failure to have such insurance in place. Such ABPC financial liability shall not be reimbursed under the terms of this Lease.

(g) All polices of insurance required under this Section shall not be subject to cancellation except after notice is given to the State, the Trustee and the Custodian to the attention of the Party for Notice specified on the CON-32 Form, and the Trustee, at least thirty (30) days prior to the date of cancellation.

(h) All insurance coverage required of ABPC shall be subject to adjustment from time to time to comply with any changes in minimum requirements determined reasonably necessary by the State for its protection and consistent with parking facility industry standards.

(i) The failure of the State, at any time or from time to time, to enforce the foregoing provisions of this Section 11 concerning insurance coverage shall not constitute a waiver of those provisions nor in any respect reduce the obligation of ABPC to defend and hold and save the State harmless with respect to any items of injury or damage covered by this Section 11.

(j) The Net Proceeds of the insurance carried pursuant to this Section 11 shall be applied as follows:

(i) the Net Proceeds of the insurance required by Section 11(a) shall be applied as provided in Section 13 hereof;

(ii) the Net Proceeds of insurance required by Section 11(b) shall be applied toward extinguishing or satisfying or remedying the liability, loss or damage with respect to which such proceeds may be paid; and

(iii) in the event of a loss under Section 11(d) hereof, the Net Proceeds of insurance required by Section 11(d) shall be paid to the Trustee which shall use such proceeds to make Guaranteed Payments with respect to the Garage and/or the Surface Parking, as applicable, during the period of such loss.

SECTION 12. Maintenance and Repairs and Capital Improvements.

(a) Garage. Throughout the Lease Term, ABPC shall be responsible for all maintenance and repairs to the Garage, including, without limitation, all equipment therein or thereon required to satisfy its obligations hereunder and all necessary structural repairs and replacements to the Garage and to walls, roof and foundations of the Garage, excepting those necessitated by the gross negligence or intentional misconduct of the State or its agents, representatives or employees, for which repairs the State shall be responsible. ABPC’s responsibility for maintenance and repairs shall include, without limitation, the responsibility for maintaining the Garage in good order, condition and repair, including, without limitation, repair of all revenue control equipment, wiring, electrical fixtures and plumbing fixtures or pipes. ABPC shall also keep in good order and repair (and make necessary replacement of)

floors or ceilings of the Garage, any heating and ventilating system in the Garage and pedestrian bridges to the Departure roadway, and all wiring and electrical systems, plumbing pipes and sewer pipes (storm and sanitary) within the Leased Premises. ABPC shall replace all light bulbs which break or burn out (including the replacement of all ballast), maintain and replace parking equipment used by ABPC in its operations, provide waterproofing and surface treatments for the concrete floors and other surfaces, maintain striping after initial striping (if applicable) and perform all custodial services to keep the floor and ramp surfaces and stairways and sidewalks in front of the entrances to the Garage in safe working order. ABPC shall also be responsible for all leased data lines and phone modems, elevator maintenance and repair, including without limitation, the replacement of the elevator cabs, cables and motors. ABPC shall have an elevator maintenance contract with a licensed firm, which shall provide qualified and licensed technicians on-site to repair elevators, which are out of service, within one hour of a call for service. Elevator parts, listed in ABPC’s elevator maintenance contract, shall be available on site within 48 hours. In addition, ABPC, at its expense, shall make all necessary repairs to damage, which is caused by ABPC, or its agents, representatives, employees or invitees. Notwithstanding any provision of this Lease which may be construed to the contrary, ABPC shall not be responsible for the cost and expense of repairs to damage which are (i) caused by the gross negligence or intentional misconduct of the State or its agents, representatives or employees, or (ii) paid for directly by insurance proceeds, but this shall not delay the execution by ABPC of its maintenance and repair obligations hereunder. ABPC will install a generator as a backup emergency power system. ABPC shall be responsible for removing or causing to be removed, all trash, refuse and waste from the Garage consistent with Section 12(b)(3)(h) below.

(b) Surface Parking.

(1) ABPC shall be obligated to repair and replace all Surface Parking pavement, which requires repair or replacement, as the case may be.

(2) ABPC shall have the responsibility to maintain in good order and repair and in a safe and presentable condition, pavement markings, revenue control equipment, gates, attendant booths and signs at the Surface Parking and electric parking lot status signs at each long term lot thereat. ABPC shall also be responsible, at its expense, for all maintenance, both structural and routine, for the office and administration buildings at the Surface Parking and all housekeeping maintenance of the Surface Parking, which shall include bus shelters.

(3) ABPC shall be responsible for and shall pay all operating, maintenance and administrative costs for the operation of the Surface Parking including, but not limited to, the following:

(a)                   All utility costs, as well as, maintenance and repair, within the Leased Premises;

(b)              Curb, guide rail and jersey barrier repair and maintenance where replacement and repair is due to incidents and accidents caused by ABPC or others to include but not be limited to its agents, officers, employees, contractors, sub-contractors, clients, and invitees;

(c)               Joint and crack sealing of all Surface Parking lots will be accomplished by ABPC, as needed to prevent water penetration into the subbase;

(d)              Minor pavement maintenance which shall consist solely of patching, repair of pot holes, crack sealing and line stripping for the Surface Parking lots;

(e)               The clearing of all storm drain areas at the Surface Parking of debris to ensure that no flooding is caused by any obstructed storm drain;

(f)                 Use of a sweeper to thoroughly clean the Surface Parking at least once a month, or more often if determined to be necessary by the Airport Administrator;

(g)              Snow plowing and removal activities for the Surface Parking commencing prior to the accumulation of one inch of precipitation. In the case of freezing rain or ice, ABPC must at all times provide for a safe condition for vehicles, customers, passengers and employees by using proper materials (sand, salt, etc.) and techniques to counter such conditions which must be approved in writing in advance by the Airport Administrator. Any snow removed by ABPC or its authorized sub-contractors from the Surface Parking will only be deposited in an area on-airport as designated by the Airport Administrator;

(h)              ABPC shall arrange for removal of its refuse and waste generated at the Surface Parking and ABPC’s administration building from the Airport. Such arrangement and any subsequent change(s) shall be approved in writing, in advance, by the State to conform with but not be limited to the following conditions:

(i)                      Any arrangements for removal of waste, approved in accordance with the above requirement, shall be subject to modification or revocation by the State if deemed necessary by the State;

(ii)                   No uncovered trash containers shall be kept at the Surface Parking;

(iii)                No vehicles used for hauling trash, dirt or any other material shall be operated on the Airport unless such vehicle is constructed so as to prevent the contents thereof from dropping, sifting, leaking or otherwise escaping therefrom;

(iv)               Surface Parking areas to be used for trash or garbage containers shall be designated by the Airport Administrator and no other locations shall be used for the purpose without approval. Such locations shall be at all times kept clean, neat, presentable and sanitary, in the opinion of the State; and

(v)                  The Surface Parking area approved for storage of waste materials for pickup shall be kept clean, neat and presentable in the opinion of the Airport Administrator; and

(4) The replacement and disposal of light standards, bases, bulbs, ballast and fixtures as necessary for the Surface Parking’s lighting system. Such light standard replacement and disposal costs shall be paid from the Surface Parking Major Maintenance and Capital Improvement Fund.

SECTION 13. Damage or Destruction. If any portion of the Leased Premises is damaged or destroyed by fire or other casualty, ABPC shall, to the extent there are sufficient Net Proceeds for such purposes:

(i)                  promptly repair, rebuild or restore the property damaged or destroyed to substantially the same condition as existed prior to the event causing such damage or destruction with such changes, alterations and modifications (including the substitution and addition of other property exclusive of land) as may be desired by ABPC and approved by the State and as shall not impair the operation unity or revenue producing capability of the Leased Premises or the character of the Leased Premises as public facilities, or adversely affect the Airport in any way; and

(ii)               apply for such purpose so much as may be necessary of any Net Proceeds of insurance resulting from claims for such losses with respect to the Leased Premises, provided that, Net Proceeds received from damage or destruction of the Garage may be applied only for costs related to the Garage and Net Proceeds received from damage or destruction of the Surface Parking may be applied only for costs related to the Surface Parking.

SECTION 14. Eminent Domain.

(a) Total Taking. If all of the Leased Premises or ABPC’s leasehold interest under this Lease, including, without limitation its opportunity to receive Additional Payments under Section 6(c), are taken by any condemning authority, including the State, under the power of eminent domain, or if the same is purchased or otherwise acquired in lieu thereof, this Lease shall terminate as of the date when title to the Leased Premises or ABPC’s leasehold interest under this Lease, as the case may be, is acquired by the condemning authority, subject to the provisions hereinafter set forth.

(b) Partial or Temporary Taking. If only a portion or a temporary taking for more than six (6) months of the Leased Premises or ABPC’s leasehold interest under this Lease is taken by any condemning authority, including the State, under the power of eminent domain, or if the same is purchased or acquired in lieu thereof, and if such partial or temporary taking or purchase results, in the reasonable opinion of the ABPC, in a substantial interference with the business which ABPC is conducting on the Leased Premises pursuant to this Lease and, in addition, in the reasonable opinion of ABPC has a materially adverse impact upon the financial position of ABPC, ABPC shall have the right to terminate this Lease by giving written notice to the State. In such event this Lease shall terminate as of the date when title to the portion or temporary taking of the Leased Premises or the portion or temporary taking of ABPC’s leasehold interest under this Lease, as the case may be, is acquired by the condemning authority.

(c) If the Lease is terminated in accordance with subsection (a) or (b) above, the parties hereto shall be released and discharged of and from all further obligations hereunder with respect thereto, without prejudice, however, to any claims which may have accrued prior thereto in favor of either party against the other, and APCOA shall be released and discharged of and from all further obligations under the Guaranty, without prejudice, however, to any claims which may have accrued prior thereto under the Guaranty, and ABPC and APCOA shall be released and discharged from any and all obligations, responsibilities or liabilities with respect to the Bonds.

(d) If a condemnation or purchase occurs under either subsection (a) or subsection (b) above and this Lease is terminated, and if such taking or acquisition is by the State, ABPC shall receive as ABPC’s Gross Award the just compensation to which ABPC is entitled by law for such taking of its leasehold interest.

(e) If a condemnation or purchase occurs under either subsection (a) or subsection (b) above and this Lease is terminated, and if such taking or acquisition is by a condemning authority other than the State, ABPC shall be entitled to all of its rights and remedies at law as to such condemning authority. In such event, the State and ABPC hereby agree that ABPC’s Gross Award shall first be deposited with the Trustee, to be applied to the payment or redemption of the then outstanding Bonds with any ABPC Gross Award proceeds remaining paid to ABPC, and ABPC and APCOA shall have no further liability in the event of a shortfall in such ABPC Gross Award to satisfy the then outstanding Bonds.

(f) If a partial or temporary condemnation or purchase occurs under subsection (b) above and this Lease is not terminated pursuant to said subsection (b), this Lease shall continue in full force and effect, and the State shall promptly repair the remaining Leased Premises and the improvements thereon, as is reasonably necessary and practical, in the sole discretion of the State. ABPC shall deposit its ABPC Gross Award with the Trustee and said proceeds shall be applied first to the repair of the Leased Premises, and the remaining proceeds, if any, shall be used to pay or redeem any then outstanding Bonds. Any remaining ABPC Gross Award shall be paid to the State.

SECTION 15. ABPC’s Option to Terminate. (a) In the event that the Airport ceases to function as an airport for general commercial traffic for a period of 120 consecutive days or more ABPC may terminate this Lease. If the State is responsible for such occurrence and if ABPC elects to terminate this Lease, such action by the State in connection with the cessation of the Airport’s function as an airport for general commercial traffic for such period shall be deemed a taking by the State of ABPC’s entire leasehold interest under this Lease pursuant to Section 14 hereof, and the provisions of Section 14 applicable thereto, shall apply. In order to terminate this Lease pursuant to this Section 15(a), ABPC must notify the State in writing of its intent to terminate this Lease on a particular date, which date shall be not less than 90 nor more than 360 days from the date of such notice at any time after such 120 day period, but in no event after any date on which the Airport is reopened for general commercial traffic.

(b) In the event the State builds or allows to be built additional garage parking capacity on the Airport, which is not part of the Leased Premises, and such additional parking capacity shall have a material adverse impact on the payments set forth in Section 6(c)(i)-(iii) hereof, as determined by a financial feasibility study prepared by, or on behalf of, the State, ABPC shall have the option to terminate this Lease. Or in the alternative, if the State builds or allows to be built additional garage parking capacity, and there is an actual material adverse impact on the payments set forth in Section 6(c)(i)-(iii) hereof, then ABPC shall have the option to terminate this Lease. Exercising either such termination option by ABPC shall result in (1) a payment by the State to ABPC equivalent to the payment due for a taking by the State of ABPC’s entire leasehold interest under this Lease pursuant to Section 14, hereof, (2) ABPC and APCOA shall have no further obligations, responsibilities and liabilities for any remaining outstanding Bonds and (3) the termination of the Lease and the Guaranty in the manner set forth with respect to a termination of the entire leasehold interest of ABPC pursuant to Section 14 hereof. In order to terminate this Lease pursuant to this Section 15 (b), ABPC must notify the State in writing of its intent to terminate this lease on a particular date, which date shall not be less than 180 nor more than 360 days from the date of such notice.

SECTION 16. Assignment of Lease by the State. It is expressly understood and agreed by the parties hereto that the State may pledge and assign this Lease and its rights hereunder to the Trustee to secure the payment of the principal of and interest on the Bonds in the manner provided in the Trust Indenture. ABPC acknowledges and agrees that the Trustee, as provided in this Lease and the Trust Indenture, shall have the right, on behalf of the State, to enforce the obligations of ABPC hereunder and to exercise any of the remedies set forth in this Lease in the event of a default by ABPC under this Lease.

SECTION 17. Right of the State to Perform ABPC’s Obligations. If ABPC shall fail to keep or perform, or shall fail to cause to be kept or performed any of its obligations as provided in the Lease in respect of: (a) maintenance of insurance; (b) payment of Charges, including, without limitation, taxes, assessments, public charges or other impositions; (c) repairs and maintenance; (d) replacement, substitution or installation of equipment, furnishings, machinery or apparatus; (e) compliance with legal or insurance requirements; (f) keeping the Garage and the Surface Parking free of liens; or (g) the making of any other payment required by or the performance of any other obligation imposed upon it hereunder, then the State or the Trustee, upon the continuance of such failure for 30 days (or such additional time as is reasonably required to correct any such failure) after written notice of such failure by the State or the Trustee to ABPC, and without waiving or releasing ABPC from any obligation, as an additional but not exclusive remedy, may (but shall not be obligated to do so) take out the required insurance and pay the premiums thereon, make any of the aforesaid payments or perform any other aforesaid obligations; and all sums so paid or expended by the State or the Trustee shall be deemed additional rental hereunder, which rentals, together with interest thereon to be calculated at the rate of prime lending rate per annum as published in the Wall Street Journal from the date thereof plus a premium of ten percent (10%) on principal ABPC agrees to pay.

SECTION 18. Employment of Personnel. ABPC shall investigate, hire, pay, supervise and discharge the personnel necessary to be employed in order to properly maintain and operate the Garage and the Surface Parking. ABPC shall not discriminate against any employee or applicant for employment on the basis of race, color, religion, national origin, ancestry, age, sex, sexual preference, disease or handicap, and all employment advertising shall indicate that ABPC is an equal opportunity employer.

SECTION 19. Environmental Provisions.

A. If at any time after the Lease Execution Date, the State or ABPC shall identify on the Leased Premises or in the soil or ground water below the Leased Premises the presence of any Hazardous Materials or Hazardous Materials Contamination or any other hazardous waste or hazardous substance, pollutant, contaminant, or toxic substance or material (collectively, the “Regulated Materials”) subject to the provisions of 42 U.S.C. §6901 et seq. or 42 U.S.C. §9601 et seq. and/or any other federal or State rule, regulation, order, statute, code, standard, guideline, policy or requirement regarding the quality or condition of air, water, land, wetlands or regulating solid or hazardous waste or the environment (collectively, the “Environmental Laws”), the presence of which is not due to any act or omission of ABPC, its agents, employees, assignees, occupants, licensees, invitees or tenants (the “Protected Parties”), and ABPC shall notify the State, the State shall, promptly after receipt of such notice, cause actions to be taken to investigate, monitor, cleanup, remove and remediate such Regulated Materials in a manner which fully complies with all applicable Environmental Laws and all requirements of any applicable federal, State governmental agency or authority (the “Remediation”). During Garage construction, the State shall perform at its sole expense, any reasonable site environmental mitigation for existing conditions, including associated reasonable construction delay costs, that is determined to be required after Garage construction starts and which could not reasonably have been expected to be identified during ABPC’s environmental site investigation.

If the State deems that the environmental mitigation requirements, determined after the start of Garage construction but prior to Substantial Completion of the Garage, are too costly, Garage construction and this Lease Agreement shall be terminated, and the State shall pay all reasonable ABPC costs to the date of termination of the project, including, without limitation, the reasonable costs payable by the Construction Manager under the Construction Management Agreement, and ABPC and APCOA shall have no obligation to pay the cost of defeasing the Bonds that exceeds the balance of available Bond proceeds, which shall be applied thereto.

B. The State shall be responsible for all costs incurred in connection with any Remediation required pursuant to Section 19A hereof. The State does not waive any rights either express or implied it may be entitled to with respect to any third parties. If such Remediation by the State shall occur prior to Substantial Completion of the Garage, such costs of Remediation to be borne by the State shall include any additional Garage construction costs attributable solely to the need for such Remediation and construction delays in connection therewith, and the Target Date shall automatically be extended for a period equal to the number of days required to accomplish such Remediation after notice thereof to the State.

ABPC may, under the terms and provisions as may be agreed to by the parties under a subsequent letter agreement with the State, agree to perform the Remediation obligations of the State under Section 19A hereof.

C. The State further agrees that ABPC shall only be liable to it for contamination by Regulated Materials which the Protected Parties actually discharge, spill, release or deposit to the Leased Premises after the Lease Execution Date, and for which the State is not responsible.

D. The State hereby releases any claim, cause of action, or other legal suit, whether in law or in equity, or under any administrative proceeding or action, or under any other power of the State to impose liability and/or responsibility upon the Protected Parties with respect to liability or responsibility for environmental matters or conditions on or stemming from the Leased Premises which relate to matters or conditions that occurred or were instituted prior to the Lease Execution Date, and for which the Protected Parties were not responsible.

E. The State agrees to cooperate to the practical extent with the Protected Parties in any action deemed necessary against a third-party to preserve and protect the environmental integrity of the Leased Premises.

F. The use of the Leased Premises by ABPC shall be restricted to those purposes specified in this Lease unless the prior written consent of the State to any change is obtained. The State recognizes and agrees that the uses authorized in this Lease may include underground storage tanks and related appurtenances and dispensers (herein collectively “USTs”) and aboveground storage tanks and related appurtenances and dispensers (herein collectively “ASTs”).

G. ABPC and the State each agree to comply with all Environmental Laws and associated orders or permits applicable to their respective operations on or in the vicinity of the Leased Premises (and ABPC also agrees to cause such compliance by the Protected Parties, to the extent they operate on the Leased Premises), including but not limited to required National Pollutant Discharge Elimination System permits and all applicable laws and regulations relating to the use, storage, generation, treatment, transportation, and/or disposal of Regulated Materials. ABPC shall not knowingly use, store, generate, treat, transport, or dispose of any Regulated Materials on the Leased Premises without first obtaining all required permits and approvals from all authorities having jurisdiction over ABPC’s operations on the Leased Premises. ABPC will develop a Storm-water Pollution Prevention Plan, which must be approved by the Airport Administrator and the Connecticut Department of Environmental Protection.

H. ABPC shall permit the State and its agents, employees or contractors access to the Leased Premises for the purpose of conducting reasonable environmental inspections, tests and sampling, at all reasonable times including during regular business hours and during other hours either by agreement of the parties or in the event of an environmental emergency.

I. Upon receipt of a request from the State, ABPC, shall immediately provide for inspection by the State or its authorized representative of such documents in ABPC’s possession and/or control as are described in the State’s written request and as relate to compliance or non-compliance of the Leased Premises with Environmental Laws dealing with Regulated Materials. ABPC shall provide or cause such documents to be provided to the State at a location and in a manner required by the State.

J. If either party determines at any time through any means that any threat of potential harm to the environment, including but not limited to any release, discharge, spill or deposit of any Regulated Materials has occurred or is occurring which in any way affects or threatens to affect the Leased Premises, the Airport, or the persons structures, equipment, or other property thereon, that party shall notify immediately by verbal report in person or by telephone, to be confirmed in writing within 72 hours, (1) the other party’s designated environmental coordinator, (2) the State’s Fire Marshal, (3) all emergency response centers and environmental or regulatory agencies, as required by law or regulation.

K. ABPC and the State each agree to cooperate fully with the other in promptly responding to, reporting, and remedying any threat of potential harm to the environment, including without limitation any release or threatened release of any Regulated Materials into the drainage systems, soils, groundwater, waters, or atmosphere, in accordance with applicable law or as authorized or approved by any federal or State agency having authority over environmental matters.

L. ABPC agrees to indemnify and forever hold the State, including its officers and employees, harmless from any liability, fine, penalty, cost, attorney fees, or expenses, whether foreseen or unforeseen, suffered or to be suffered by reason of any failure of ABPC after the Lease Execution Date to perform its obligations under this Section 19, or by virtue of any non-compliance with any Environmental Laws applicable to and resulting from the operations, acts or use by ABPC after the Lease Execution Date, of the Leased Premises or any part thereof. ABPC, however, reserves the right to demonstrate either (i) that the alleged acts or failure to act did not occur, or (ii) that the alleged act or failure to act was not a failure of compliance or performance, or a violation, of applicable Environmental Laws or of obligations under this Section 19, or (iii) that the complained of contamination was in existence prior to the Lease Execution Date.

In addition to its indemnification obligation pursuant to the preceding paragraph, ABPC shall promptly report to the Airport Operations Manager and cause actions to be taken to investigate, monitor, cleanup, remove and remediate any Regulated Materials for which it has or would have an indemnification obligation in the circumstances described above in a manner which fully complies with all applicable Environmental Laws and all requirements of any applicable federal, State or local governmental agency or authority.

M. The rights and obligations set forth under this Section 19 shall survive the expiration or earlier termination of this Lease.

SECTION 20. Defaults, Remedies and Waivers by ABPC.

If during the Lease Term:

(i)                 ABPC shall fail to pay or deposit when due amounts which it is required to deposit or pay to the Trustee or the Custodian pursuant to Section 6 hereof, which failure shall continue for two Business Days; provided, however, that ABPC shall not be responsible for the failure by the credit card company to make direct transfers of net debit card/credit card receipts unless ABPC shall have violated its obligation to make every effort of which it is capable to insure that such transfers are accurate and made every business day or as otherwise required as set forth in Section 7(b);

(ii)              APCOA shall fail to pay when due and owing any Guarantor Payments payable under the Guaranty, which failure shall continue after the opening of business on the date, as applicable, that the Trustee is required to make the deposits pursuant to Section 5.03 of the Trust Indenture or the date that the Custodian is required to make the deposits pursuant to Section      of the Custody Agreement;

(iii)           ABPC shall fail to observe or perform in any material respect any other of ABPC’s material covenants, agreements, representations, certifications or obligations hereunder and such breach shall not be cured within 30 days (or such additional time as is reasonably required to correct any such failure, provided ABPC is diligently pursuing such cure to completion) after written notice by the State or the Trustee to ABPC specifying the nature of such breach;

(iv)          in addition to the effect of the Construction Management Agreement, the License Agreement and the Assignment and any granting of a leasehold mortgage to a Leasehold Mortgagee as provided hereunder, ABPC’s interest in this Lease or any part thereof shall be mortgaged, hypothecated, affected, pledged, assigned or transferred either voluntarily or by operation of law contrary to the provisions of this Lease;

(v)             ABPC shall file any voluntary petition or institute any voluntary proceeding under any act or acts, state or federal, dealing with or relating to the subject or subjects of bankruptcy or insolvency, or under any amendment of such act or acts, either as a bankrupt, or as an insolvent, or as a debtor, or in any similar capacity, wherein or whereby ABPC asks or seeks or prays to be adjudicated a bankrupt, or is to be discharged from all or any of ABPC’s debts or obligations, or offers to ABPC’s creditors to effect a composition of extension of time to pay ABPCs debts or asks, seeks or prays for a reorganization or to effect a plan of reorganization, or for a readjustment of ABPC’s debts, or for any other similar relief, or any such involuntary petition or any such involuntary proceedings of the same or similar kind or character shall be filed or be instituted or taken against ABPC (which involuntary petition or proceeding shall not be dismissed within 90 days of its filing or institution), or a receiver of the business or of the property or assets of ABPC shall be appointed by any court, except a receiver appointed at the instance or request of the State or the Trustee, or ABPC shall make a general or any assignment for the benefit of ABPCs creditors; or

(vi)          ABPC shall abandon or vacate the Garage without the written consent of the State;

(vii)       the occurrence of an Event of Default under Section 7.01(a) or (b) of the Trust Indenture;

(viii)    failure to cause Substantial Completion of the Garage on or prior to the Target Date as the same may be extended.

Then in each such event set forth in clauses (i) — (viii) above, ABPC shall be in default hereunder.

If ABPC shall be in default hereunder for any reason, then the State or the Trustee may take any one or more of the following actions:

(a)            reenter and take possession of the Project Site, the Garage and/or the Surface Parking without terminating this Lease, and sublease the Project Site, the Garage and/or the Surface Parking for the account of ABPC, holding ABPC liable for the difference in the rent and other amounts payable by such sublessee in such subleasing and the Guaranteed Payments and other amounts payable by ABPC hereunder, and associated fees and attorney’s costs;

(b)           terminate the Lease Term and exclude ABPC from possession of the Project Site, the Garage and the Surface Parking and lease the Project

Site, the Garage and the Surface Parking to another for the account of ABPC, holding ABPC liable for all Guaranteed Payments due to the date of such leasing and for the excess, if any, of the Guaranteed Payments payable under this Lease had the Lease Term not been terminated over the rents and other amounts which are payable by such new lessee under such new lease, and associated fees and attorney’s costs; and

(c)               take whatever action at law or in equity, including, without limitation, the right to seek the remedy of specific performance, which may appear necessary or desirable to collect the Guaranteed Payments due under this Lease and the Guaranty, or to become due hereunder and thereunder, or to enforce performance and observance of any obligation, agreement or covenant of ABPC under this Lease.

SECTION 21. Representations of ABPC. ABPC hereby represents and warrants to the State, which representations and warranties and other representations and warranties of ABPC contained in this Lease shall survive the execution and delivery of this Lease, as follows:

(a)  Corporate Organization and Power. ABPC (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State, and (ii) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now being conducted and as presently proposed to be conducted.

(b)  Pending Litigation. To the best of ABPC’s information and belief, there are no actions, suits, proceedings, inquiries or investigations pending, or to the best knowledge of ABPC threatened, against or affecting ABPC in any court or before any governmental authority or arbitration board or tribunal which involve the possibility of materially and adversely affecting the transactions contemplated by this Lease or the Trust Indenture or which, in any way, would adversely affect the validity or enforceability of the Bonds, the Trust Indenture or this Lease or the ability of ABPC to perform its obligations under this Lease.

(c)  Agreements Are Valid and Authorized. The execution and delivery by ABPC of this Lease and the compliance by ABPC with all of the provisions hereof (i) are within the authority and powers of ABPC, (ii) will not conflict with or result in any breach or any of the provisions of, or constitute a default under, any agreement, articles of organization, operating agreement or other instrument to which ABPC is a party or by which it may be bound, or any license, judgment, decree, law, statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over ABPC or any of its activities or properties, and (iii) have been duly authorized by all necessary action on the part of ABPC.

(d)  Governmental Consents. Neither the nature of ABPC, nor any of its activities or properties, nor any relationship between ABPC and any other person, is such as to require the consent, approval or authorization of, or the filing, registration or qualification with, any governmental authority on the part of ABPC in connection with the execution, delivery and performance of this Lease, other than those already obtained or those that will be obtained in connection with the construction of the Garage.

(e)  No Defaults. No event has occurred and no condition exists with respect to ABPC that would constitute default under this Lease or which, with the lapse of time or with the giving of notice or both, would become an event of default under this Lease.

(f)  Compliance with Laws. ABPC has received no written notice of any actual or asserted violations on or about the Project Site of any zoning, building, health, safety, pollution or federal or State environmental law, ordinance, rule or regulation governing the Project Site or the construction of the Garage thereon.

SECTION 22. Representations of the State. The State hereby represents and warrants to ABPC, which representations and warranties and other representations and warranties of the State contained in this Lease shall survive the execution and delivery of this Lease, as follows:

(a)  Pending Litigation. To the best of the State’s information and belief, there are no actions, suits, proceedings, inquiries or investigations pending, or to the knowledge of the State threatened, against or affecting the State in any court or before any governmental authority or arbitration board or tribunal, which involve the possibility of materially and adversely affecting the transactions contemplated by this Lease.

(b)  No Defaults. No event has occurred and no condition exists with respect to the State which would constitute a default under this Lease or the Trust Indenture or which, with the lapse of time or with the giving of notice or both, would become an event of default under this Lease or the Trust Indenture.

(c)  Title. The State has full legal and equitable title to the Surface Parking and the Project Site necessary to lease such property and the Garage to be constructed on the Project Site to ABPC as set forth herein.

(d)  Compliance with Laws. To the best of the State’s information and belief the State has received no written notice of any actual or asserted violations on or about the Project Site or the Surface Parking of any building, the health, safety, pollution or federal or State environmental law, rule or regulation governing the Project Site or the Surface Parking.

SECTION 23. No Remedy Exclusive. No remedy herein conferred upon or reserved to either party is intended to be exclusive of any other available remedy, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Lease or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

SECTION 24. Breach by the State. The State shall in no event be in default in the performance of any of its obligations hereunder unless and until the State shall have failed to perform in any material respects such obligations and such breach shall not be cured within 30 days (or such additional time as is reasonably required to correct any such default) after written notice by ABPC to the State specifying the nature of such breach. In the event of any such breach of its obligations hereunder by the State, ABPC shall have all remedies provided by law and in equity, provided, however, that ABPC shall not have the right to terminate this Lease except as provided in this Lease. Notwithstanding the preceding, the State reserves its sovereign immunity from suit or liability.

SECTION 25. Indemnification. ABPC shall indemnify and hold the State, the Trustee, the Custodian and each of their members, officers, agents and employees, harmless from, and defend them against, any and all liabilities, fines, suits, claims, demands, damages, liens, actions, judgments, costs, counsel fees and expenses of any kind or nature whatsoever due to or arising out of: (i) any breach, violation or non-performance of any covenant, condition, representation, warranty or agreement made by ABPC under this Lease, or (ii) any bodily injury, death or damage to property occasioned by ABPC’s use and occupancy of the Garage, the Surface Parking or the Project Site, occurring in or about the Garage, the Surface Parking or the Project Site, or upon the public ways adjoining the same; provided, however, that the indemnification in this Section 25 shall not cover any liabilities, fines, suits, claims, demands, damages, liens, actions, judgments, costs, counsel fees and expenses arising out of the gross negligence or willful misconduct of any of the parties otherwise intended to be indemnified hereunder. If the State, the Trustee, the Custodian and each of their members, officers, agents and employees, or any of them be made a party to any action or proceeding arising out of any of the events or happenings contemplated by the preceding sentence, then they may be entitled to appear, defend or otherwise take part at their election and by counsel of their own choosing and at their own expense. ABPC’s liability under this section shall be reduced by the net proceeds actually collected from any insurance carried for the State’s benefit on the risk in question.

SECTION 26. Severability. If any one or more of the terms, provisions, promises, covenants or conditions of this Lease shall to any extent be adjudged invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, each and all of the remaining terms, provisions, promises, covenants and conditions of the Lease shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

SECTION 27. Waiver of Subrogation. Provided and so long as the following provisions of this section do not result in the invalidation or cancellation of the fire and extended coverage insurance policies on the buildings constituting a part of the Garage or the contents thereof, or constitute a defense to any claim for loss under said policies, the State and ABPC each agree to and by these presents do hereby waive all rights of recovery and causes of action against each other, respectively, and against the officers, employees, servants and agents of each other, and against all parties claiming through or under this Lease, for any damage to or destruction of the Garage or the Surface Parking or the contents thereof caused by any of the perils embraced within a standard fire and extended coverage insurance policy, notwithstanding the fact that said damage shall be due to the negligence of any one of the parties in whose favor this Lease operates.

SECTION 28. Vacation of Garage and Surface Parking. Except as may be otherwise permitted by this Lease, ABPC shall deliver up and surrender to the State possession of the Garage and the Surface Parking upon the expiration of this Lease or its termination in any way, in good condition and repair for a parking garage facility of the respective ages and types of the Garage and the Surface Parking, loss by fire or other casualty and ordinary wear and tear excepted.

SECTION 29. Holding Over. Should ABPC withhold possession of the Garage and the Surface Parking after the termination of this Lease, whether by expiration of the term hereof or otherwise, ABPC shall be considered a tenant at will and by sufferance of the State, and no such occupancy shall operate as a renewal of this Lease or the term hereof. During any such period when ABPC withholds possession, ABPC shall pay to the State monthly Guaranteed Payments in an amount equal to the average amount per month paid to the State by ABPC as Guaranteed Payments hereunder during the prior 12-month period.

SECTION 30. Waiver. No waiver of any condition or legal right or remedy shall be implied by the failure of either the State or ABPC to declare forfeiture, or for any other reason, and no waiver of any condition or covenant shall be valid unless it is in writing.

SECTION 31. Concurrent Remedies. All rights and remedies of ABPC, the State or the Trustee under this Lease shall be cumulative and none thereof shall exclude any other rights or remedies provided for herein or allowed or afforded by law.

SECTION 32. Mechanic’s or Other Liens. If, because of any act or omission of ABPC, or anyone claiming through or under ABPC, any mechanic’s lien or other liens or order for the payment of money shall be filed against the Garage or against the buildings or other improvements situated in or on the Garage or against the State (whether or not such lien or order is valid or enforceable as such), then ABPC, at ABPC’s own cost and expense, shall cause the same to be canceled and discharged of record within 60 days after the date of filing thereof, and ABPC shall indemnify and save harmless the State from any and all costs, expenses, claims, losses and damages, including reasonable attorneys’ fees, resulting therefrom or by reason thereof

SECTION 33. Assignment and Subletting. Except as contemplated by the recitals to this Lease or as permitted herein, ABPC may not sell, assign, transfer, mortgage, pledge or encumber any portion of the Garage or the Surface Parking or any of its rights hereunder, and ABPC may not sublease all or any portion of the Garage or the Surface Parking, in each instance, without the prior written consent of the State. The State hereby specifically acknowledges and agrees that ABPC will transfer and assign all or any portion of ABPC’s rights and non-construction obligations under this Lease to APCOA pursuant to the License Agreement and to BAP pursuant to the Assignment, and may engage the Construction Manager to perform the Garage construction obligations of ABPC hereunder pursuant to the Construction Management Agreement.

SECTION 34. Broker’s Commission. Each party hereto represents to the other that it has not dealt with or negotiated with, employed or become indebted to any broker or finder in connection with this transaction.

SECTION 35. Construction of “the State” and “ABPC”. Whenever the words “the State” or “ABPC” are used in this Lease, they shall be construed to include not only the original parties, but their respective legal representatives, successors, licensees and assignees, and all the terms, covenants, benefits and/or conditions herein set forth, performed or derived and/or to be performed and derived by either or any of the parties hereto shall inure to and be binding upon their respective heirs, legal representatives, successors, licensees and/or assignees. Whenever any pronoun of the masculine, feminine or neuter gender is used herein, the same may include and refer to any other gender, and the singular of any pronoun or verb may include and refer to the plural, and the plural may refer to the singular.

SECTION 36. Notice of Lease to be Recorded. ABPC shall record a “Notice of Lease” for this Lease, including any supplements hereto and all renewals thereof, if any, in the land records of the Town of Windsor Locks, at no expense to the State, and the recording shall be done immediately upon notification that the fully executed and approved document is ready to be recorded.

SECTION 37. Notices. Any notice or consent required or permitted to be given by or on behalf of either party shall be in writing and shall be mailed by registered or certified mail, addressed to the other party at the following addresses:

As to the State:

Department of Transportation

2800 Berlin Turnpike

P.O. Box 317546

Newington, CT 06131-7546

Attn: Commissioner of Transportation

As to ABPC:

APCOA/Standard Parking, Inc.

900 North Michigan Avenue

Suite 1600

Chicago, Illinois 60611

Attn: General Counsel

With a copy to:

TBI-BDL Garage, LLC

c/o Tomasso Brothers, Inc.

One Liberty Square

P. O. Box 3040

New Britain, CT 06050

Attn: Michael W. Tomasso

or to such other address or addresses as may be specified from time to time in writing by one party to the other.

SECTION 38. Quiet Enjoyment. The State represents and warrants to ABPC that: (1) the State has good fee simple title to the Leased Premises with the power and authority to execute and deliver this Lease and to carry out and perform all covenants to be performed by it under this Lease, and (2) ABPC shall have the quiet and peaceful enjoyment of the Leased Premises so long as ABPC performs its duties hereunder and that the rights herein granted to ABPC hereunder are in conformity with any and all federal and State laws, regulations and policies, and any and all other binding obligations of the State with respect to the Airport.

The State further represents and warrants to ABPC that to the best of its information and belief:

(1)   except for the applicable terms and conditions contained in this Lease, sole and undisturbed physical possession of the Leased Premises will be delivered free and clear of all encumbrances, liens, defects in title, violations of law, leases, tenancies, easements, restrictions and agreements, except for such matters as of record appear or as otherwise set forth in the Lease or any exhibits or schedules attached hereto;

(2)   ABPC, at all times other than during temporary periods of construction or other emergency or remedial activities on the Airport or the Leased Premises, shall have reasonably unobstructed and adequate means of ingress and egress to the Leased Premises; and

(3)   except as provided in this Lease, no municipal zoning approvals or consents are required and there are no known legal restrictions or impediments that prevent the construction and operation of the Garage on the Project Site or the operation of the Surface Parking.

If the State fails to keep and perform any of the covenants, representations or warranties contained in this section and to cure the same within 30 days of written notice thereof by ABPC, ABPC shall have all remedies provided by law or in equity.

SECTION 39. No Third Party Benefit. Except as provided in the Construction Management Agreement, the License Agreement and the Assignment and as otherwise provided in this Lease with respect to the Trustee, this Lease is intended for the benefit of the State and ABPC and their respective successors and assigns, and nothing contained in this Lease shall be construed as creating any rights or benefits in or to any third party.

SECTION 40. Estoppel Certificates. Either party to this Lease shall from time to time during the term of this Lease, immediately upon request of the other party, execute and deliver to the other party a statement certifying that this Lease is in full force and effect, the date through which the Rent and other charges hereunder have been paid, and any other factual matter reasonably requested by the other party.

SECTION 41. Governing Law. It is the intention of all parties to this Lease that all questions concerning the intention, validity, or meaning of this Lease or relating to the rights and obligations of the parties with respect to performance hereunder shall be construed and resolved according to the laws of the State of Connecticut without regard to conflicts of law principles.

SECTION 42. Disadvantaged Business Enterprise (DBE) Requirement. This Lease is subject to the requirements of the U.S. Department of Transportation’s regulations, 49 CFR Part 23 Subpart F. ABPC agrees that it will not discriminate against any business owner because of the owner’s race, color, national origin, or sex in connection with the award or performance of any concession agreement covered by 49 CFR Part 23, Subpart F.

The ABPC agrees to include the above statements in any subsequent concession agreements that it enters and cause those businesses to similarly include the statements in further agreements.

In accordance with the Regulations of the U.S. Department of Transportation, 49 CFR Part 23, Subpart F, the State has implemented a Disadvantaged Business Enterprise (DBE) concession plan under which qualified firms may have the opportunity to participate in the Airport’s concession business. It is the policy of the Airport that DBE’s shall have the maximum opportunity to share in the benefits from airport concession leasing. Further, in accordance with Federal Regulations under 49 CFR Part 23, it is the State’s obligation to ensure that DBE firms have the opportunity to compete for leases without discrimination on the basis of race, color, national origin, or sex.

The State has established an overall DBE participation goal of ten percent (10%), as measured by total annual gross receipts, for the State’s Airport concession operations. In signing this Lease, ABPC agrees to foster participation by DBE’s in the operation of the Leased Premises in accordance with 49 CFR, Part 23, Subpart F. ABPC further agrees to make a good faith effort to ensure that on an annual basis, DBE’s certified by the State shall be utilized for such participation, the amount of which shall be equal to ten percent (10%) of the total of the budgeted amount of Garage and Surface Parking Operating Expenses, Garage and Surface Parking Major Maintenance and Capital Improvement Fund deposits, the Developer Payment, Reimbursement of Unpaid Developer Payments, ABPC’s share of any State and Developer Additional Payment and ABPC’s share of any State and Developer Percentage Payment for such Lease Year, and such calculation shall specifically exclude any portion of Debt Service, the State Minimum Guarantee, or Additional Payments to the State.

Example: Assume the following budget for a Lease Year:

	Garage	Surface Lots
• Parking Gross Receipts	$15,500,000	$7,000,000

Less:
• Operating Expenses	1,600,000	4,200,000
• Debt Service	4,000,000
• Major Maintenance and Capital Improvement Fund Deposits	600,000	190,000
• State Minimum Guarantee		8,700,000
Subtotal	$6,200,000	$13,090,000
Net Available	9,300,000	-6,090,000

• Total Net Available	$3,210,000
• Developer Payment	1.000,000
• Reimbursement of Unpaid Developer Payments	178,500
• Developer Additional Payment	1,000,000
• Developer Percentage Payment	4,725

Based on this example, ABPC’s annual DBE participation goal for a Lease Year would be an amount equal to $877,323, i.e., ten percent (10%) of $8,773,225, the sum total of Garage and Surface Parking Operating Expenses ($5,800,000), Garage and Surface Parking Major Maintenance and Capital Improvement Fund deposits ($790,000), the Developer Payment ($1,000,000), the Reimbursement of Unpaid Developer Payments ($178,500), the Developer Additional Payment ($1,000,000), and the Developer Percentage Payment ($4,725), which could be satisfied by fostering DBE’s certified by the State to participate in the operations of the Leased Premises by supplying certain goods and services to include uniforms, tools and supplies, towing, shuttle bus services, snow removal, custodial maintenance or other commercially useful functions.

SECTION 43. Counterparts. This Lease may be executed in several counterparts, and each executed counterpart shall be considered as an original of this Lease.

SECTION 44. Captions. The captions at the beginnings of the several sections of this Lease are not part of the context of this Lease, but are merely labels to assist in locating those sections, and shall be ignored in construing this Lease.

SECTION 45. Complete Agreement. This Lease (with its exhibits, which are hereby incorporated herein by reference) contains the entire agreement between the parties and supersedes any prior discussions, representations, warranties, understandings or agreements between them respecting the subject matter hereof. No changes, alterations, modifications, additions, or qualifications to this Lease shall be made or be binding unless made in writing and signed by each of the parties.

SECTION 46. Civil Rights and Executive Orders.

A.  ABPC, for itself, its representatives, successors in interest and assigns, as part of the consideration hereof, does hereby covenant and agree as a covenant running with the Leased Premises that: (1) no person, on the grounds of race, color, or national origin shall be excluded from participation in, be denied the benefits of, or be otherwise subjected to discrimination in the use of said facilities; (2) in the construction of any improvements on the Leased Premises and the furnishing of services thereon, no person on the grounds of race, color or national origin shall be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination; (3) ABPC shall use the Leased Premises in compliance with all other requirements imposed by or pursuant to Title 49 Code of Federal Regulations, Department of Transportation, Effectuation of Title VI of the Civil Rights Act of 1964, and as said regulations may be amended. In the event of breach of any of the above nondiscrimination covenants, the State shall have the right to terminate this Lease and to re-enter and repossess said Leased Premises and the facilities thereon and hold the same as if said Lease had never been made or issued.

B.                  (a)     For the purposes of this section, “minority business enterprise” means any small contractor or supplier of materials fifty-one percent or more of the capital stock, if any, or assets of which is owned by a person or persons: (1) who are active in the daily affairs of the enterprise, (2) who have the power to direct the management and policies of the enterprise and (3) who are members of a minority, as such term is defined in subsection (a) of C.G.S. Section 32-9n; and “good faith” means that degree of diligence which a reasonable person would exercise in the performance of legal duties and obligations. “Good faith efforts” shall include, but not be limited to, those reasonable initial efforts necessary to comply with statutory or regulatory requirements and additional or substituted efforts when it is determined that such initial efforts will not be sufficient to comply with such requirements. For purposes of this Section, “Commission” means the Commission on Human Rights and Opportunities.

(b)                  (1) ABPC agrees and warrants that in the performance of this Lease, ABPC will not discriminate or permit discrimination against any person or group of persons on the grounds of race, color, religious creed, age, marital status, national origin, ancestry, sex, mental retardation or physical disability, including, but not limited to, blindness, unless it is shown by ABPC that such disability prevents performance of the work involved, in any manner prohibited by the laws of the United States or of the State of Connecticut. ABPC further agrees to take affirmative action to insure that applicants with job related qualifications are employed and that employees are treated when employed without regard to their race, color, religious creed, age, marital status, national origin, ancestry, sex, mental retardation, or physical disability, including, but not limited to, blindness, unless it is shown by ABPC that such disability prevents performance of the work involved; (2) ABPC agrees, in all solicitations or advertisements for employees placed by or on behalf of ABPC, to state that it is an “affirmative action-equal opportunity employer” in accordance with the regulations adopted by the Commission; (3) ABPC agrees to provide each labor union or representative of workers with which ABPC has a collective bargaining agreement or other contract or understanding affecting operations at the Leased Premises and each vendor with which ABPC has a contract or understanding affecting operations at the Leased Premises, a notice to be provided by the Commission, advising the labor union or workers’ representative of ABPC’s commitment under this Section and to post copies of the notice in conspicuous places available to employees and applicants for employment; (4) ABPC agrees to comply with each provision of this Section and C.G.S. Sections 46a-68e and 46a-68f and with each regulation or relevant order issued by said Commission pursuant to C.G.S. 46a-56 (as amended by Section 5 of Public Act 89-253), 46a-68e and 46a-68f; (5) ABPC agrees to provide the Commission on Human Rights and opportunities with such information requested by the Commission, and permit access to pertinent books, records and accounts, concerning the employment practices and procedures of ABPC as relate to the provisions of this Section and C.G.S. Section 46a-56.

(c)                   Determination of ABPC’s good faith efforts shall include but shall not be limited to the following factors: ABPC’s employment and subcontracting policies, patterns and practices; affirmative advertising, recruitment and training; technical assistance activities and such other reasonable activities or efforts as the Commission may prescribe that are designed to ensure the participation of minority business enterprises in public works projects.

(d)                  ABPC shall develop and maintain adequate documentation, in a manner prescribed by the Commission, of its good faith efforts.

(e)                   ABPC shall include the provisions of subsection B(b) of this section in every subcontract or purchase order entered into in order to fulfill any obligation of a contract with the State and such provisions shall be binding on a subcontractor, vendor or manufacturer unless exempted by regulations or orders of the Commission. ABPC shall take such action with respect to any subcontract or purchase order as the Commission may direct as a means of enforcing such provisions including sanctions for noncompliance in accordance with C.G.S. Section 46a-56 (as amended by Section 5 of Public Act 89-253); provided if ABPC becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the Commission, ABPC may request the State of Connecticut to enter into any such litigation or negotiation prior thereto to protect the interests of the State and the State may so enter.

(f)                     ABPC agrees to comply with the regulations referred to in this Section as they exist on the date of this Lease and as they may be adopted or amended from time to time during the term of this Lease and any amendments thereto.

C.                  (a)     Pursuant to Section 16 of Public Act No. 91-58 (as amended by Section 8 of Public Act No. 91-407), (1) ABPC agrees and warrants that in the performance of the contract, ABPC will not discriminate or permit discrimination against any person or group of persons on the grounds of sexual orientation, in any manner prohibited by the laws of the United States or of the State of Connecticut, and that employees are treated when employed without regard to their sexual orientation; (2) ABPC agrees to provide each labor union or representative of workers with which ABPC has a collective bargaining agreement or other contract or understanding and each vendor with which ABPC has a contract or understanding, a notice to be provided by the Commission advising the labor union or workers’ representative of ABPC’s commitments under this Section, and to post copies of the notice in conspicuous places available to employees and applicants for employment; (3) ABPC agrees to comply with each provision of this Section and with each regulation or relevant order issued by said commission pursuant to C.G.S. Section 46a-56; (4) ABPC agrees to provide the Commission with such information requested by the Commission, and permit access to pertinent books, records and accounts, concerning the employment practices and procedures of ABPC as relate to the provisions of this section and C.G.S. Section 46a-56.

(b)                  ABPC shall include the provisions of subsection C(a) of this section in every subcontract or purchase order entered into in order to fulfill any obligation of a contract with the State and such provisions shall be binding on a subcontractor, vendor or manufacturer unless exempted by regulations or orders of the Commission. ABPC shall take such action with respect to any such subcontract or purchase order as the Commission may direct as a means of enforcing such provisions including sanctions for noncompliance in accordance with C.G.S. Section 46a-56; provided, if ABPC becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the Commission, ABPC may request the State to enter into any such litigation or negotiation prior thereto to protect the interest of the State and the State may so enter.

D.  This Lease is subject to the provisions of Executive Order No. Three of Governor Thomas J. Meskill promulgated June 16,1971, notwithstanding that the Labor Commissioner is not a party to this Lease. The parties to this Lease, as part of the consideration hereof, agree that said Executive Order No. Three is incorporated herein by reference and made a part hereof. The parties agree to abide by said Executive Order and agree that the State Labor Commissioner shall have continuing jurisdiction in respect to contract performance in regard to nondiscrimination, until this Lease is completed or terminated prior to completion.

E.   ABPC agrees, as part consideration hereof, that this Lease is subject to the Guidelines and Rules issued by the State Labor Commissioner to implement Executive Order No. Three, and that ABPC will not discriminate in its employment practices or policies, will file all reports as required, and will fully cooperate with the State of Connecticut and the State Labor Commissioner. A copy of said Guidelines is attached and hereby made a part of this Lease.

F.   ABPC agrees that this Lease is subject to the provisions of Executive Order No. Seventeen of Governor Thomas J. Meskill promulgated February 15, 1973, notwithstanding that the State Labor Commissioner may not be a party to this Lease. The parties to this Lease, as part of the consideration hereof, agree that Executive Order No. Seventeen is incorporated herein by reference and made a part hereof. The parties agree to abide by said Executive Order and agree that the contracting agency and the State Labor Commissioner shall have joint and several continuing jurisdiction in respect to contract performance in regard to listing all employment openings with the Connecticut State Employment Service.

G.   ABPC agrees that the attached CONNECTICUT REQUIRED CONTRACT/AGREEMENT PROVISIONS entitled “Specific Equal Employment Opportunity Responsibilities”, dated March 6, 1998, are hereby made a part of this Lease.

H.  ABPC assures that it will undertake an affirmative action program as required by 14 CFR Part 152, Subpart E, to insure that no person shall on the grounds of race, creed, color, national origin or sex be excluded from participating in any employment activities covered in 14 CFR Part 152, Subpart S. ABPC assures that no person shall be excluded on these grounds from participating in or receiving the services or benefits of any program or activity covered by this subpart. ABPC assures that it will require that its covered suborganizations provide assurances to ABPC that they similarly will undertake affirmative action programs and that they will require assurances from their suborganizations, as required by 14 CFR Part 152, Subpart E, to the same effect.

I.    ABPC shall comply with the provisions contained in Section 7 of Public Act No. 91-1 (June 12, 1991 Special Session), “AN ACT CONCERNING THE CODES OF ETHICS FOR PUBLIC OFFICIALS AND LOBBYISTS”, which provides as follows:

(a)      No person hired by the State as an independent contractor shall:

1.                    Use the authority provided to the person under the contract, or any confidential information acquired in the performance of the contract, to obtain financial gain for the person, an employee of the person or a member of the immediate family of any such person or employee;

2.                    Accept another State contract which would impair the independent judgment of the person in the performance of the existing contract; or

3.                    Accept anything of value based on an understanding that the actions of the person on behalf of the State would be influenced.

(b)      No person shall give anything of value to a person hired by the State as an independent contractor based on an understanding that the actions of ABPC or independent contractor on behalf of the State would be influenced.

SECTION 47. Agent for Service of Process. CT Corporation System, One Commercial Plaza, Hartford, Connecticut 06123, is hereby appointed as authorized agent for any service of process directed to ABPC for any action arising out of or as a result of this Lease, such appointment to be in effect through the life of this Lease, including any supplements thereto and six (6) years thereafter. The Secretary of State of the State of Connecticut or his/her successors in office is hereby appointed as authorized agent for any service of process directed to ABPC in the event CT Corporation System shall cease to be such authorized agent for ABPC and ABPC shall fail to appoint a successor agent for any action arising out of or as a result of this Lease, such appointment to be in effect through the life of this Lease, including any supplements thereto and six (6) years thereafter, except as otherwise provided by statute. A duplicate of any notice or document served on the Secretary of State will also be mailed to ABPC.

SECTION 48. Required Federal Aviation Administration (FAA) Contract Provisions.

ABPC certifies that it:

A. Is not owned or controlled by one or more citizens or nationals of a foreign country included in the list of countries that discriminate against U.S. firms published by the Office of the United States Trade Representative;

B. Has not knowingly entered and will not knowingly enter into any contract or subcontract for this project with a contractor that is a citizen or national of a foreign country on said list, or is owned or controlled directly or indirectly by one or more citizens or nationals of a foreign country on said list;

C. Has not procured and will not procure any product, nor subcontracted, nor will subcontract for the supply of any product for use on the project that is produced in a foreign country on said list;

D. Unless the restrictions of this clause are waived by the Secretary of Transportation in accordance with 49 CFR 30.17, if a contract shall be awarded to a contractor or subcontractor which knowingly procures or subcontracts for the supply of any product or service of a foreign country on the said list for use on the project, the Federal Aviation Administration may direct, through the sponsor, cancellation of the contract at no cost to the Government;

E. Further, the contractor agrees that, if awarded a contract resulting from this solicitation, it will incorporate this provision for certification without modification in each contract and in all lower tier subcontracts. The contractor may rely upon the certification of a prospective subcontractor unless it has knowledge that the certificate is erroneous;

F. The contractor shall provide immediate written notice to the State and ABPC if the contractor learns that its certification or that of a subcontractor was erroneous when submitted or has become erroneous by reason of changed circumstances. The subcontractor shall agree to provide immediate written notice to the contractor, if at any time it learns that its certification was erroneous by reason of changed circumstances;

G. This certification is a material representation of fact upon which reliance was placed when making the award. If it is later determined that the contractor or subcontractor knowingly rendered an erroneous certification, the Federal Aviation Administration may direct, through the State and ABPC, cancellation of the contract or subcontract for default at no cost to the government;

H. Nothing contained in the foregoing shall be construed to require establishment of a system of records in order to render, in good faith, the certification required by this provision. The knowledge and information of a contractor is not required to exceed that which is normally possessed by a prudent person in the ordinary course of business dealings; and

I. This certification concerns a matter within the jurisdiction of an agency of the United States of America and the making of a false and fictitious, or fraudulent certification may render the maker subject to prosecution under Title 18, United States Code, Section 1001.

SECTION 49. Suspension or Debarment. Suspended or debarred entities, may not submit proposals for a State contract or subcontract during the period of suspension or debarment regardless of their anticipated status at the time of contract award or commencement of work.

A. The signature on this Lease by ABPC shall constitute certification that to the best of its knowledge and belief, ABPC or any person associated therewith in the capacity of owner, partner, director, officer, principal investigator, project director, manager, auditor or any position involving the administration of federal or state funds:

(a)                   Is not presently debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from covered transactions by any federal department or agency;

(b)                  Has not within a three-year period preceding this Lease been convicted of or had a civil judgment rendered against him/her for commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a public (federal, state or local) transaction or contract under a public transaction, violation of federal or state antitrust statutes or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, or receiving stolen property;

(c)                   Is not presently indicted for or otherwise criminally or civilly charged by a governmental entity (federal, state or local) with commission of any of the offenses enumerated in paragraph A (b) of this certification; and

(d)                  Has not within a three-year period preceding this Lease had one or more public transactions (federal, state or local) terminated for cause or default.

B. Where ABPC is unable to certify to any of the statements in this certification, ABPC shall attach an explanation to this Lease. ABPC agrees to insure that the following certification is included in each subcontract agreement to which it is a party, and further, to require said certification to be included in any lower tier subcontracts and purchase orders:

(a)                   The prospective lower tier participant certifies, by submission of this proposal, that neither it nor its principals is presently debarred, suspended, proposed for debarment, declared ineligible or voluntarily excluded from participation in this transaction by any federal department or agency.

(b)                  Where the prospective lower tier participant is unable to certify to any of the statements in this certification, such prospective participant shall attach an explanation to this proposal.

SECTION 50. Covenant as to Tax Exemption.

(a) To the extent compliance is within the control of ABPC, ABPC covenants to comply with each requirement of the Code necessary to maintain the exclusion of interest on the Bonds from gross income for federal income tax purposes pursuant to Section 103 of the Code and, in furtherance thereof, ABPC shall neither fail to take any action nor consent to the failure to take any action, which such failure to act or consent would cause the interest on the Bonds to be includable in gross income for federal income tax purposes under Section 103 of the Code.

(b) At least 95 percent of the Net Bond Proceeds shall be used to provide Airport Facilities. ABPC agrees and covenants that no requisition shall be paid for any cost of the Garage which is not a Qualified Cost (other than Issuance Costs) until the date on which the aggregate Qualified Costs (paid on or prior to such date) equals or exceeds 95% of the total costs of the Garage paid from the Net Bond Proceeds. After such date, ABPC may requisition additional costs of the Garage provided that, after payment of such costs, 95% or more of the Net Bond Proceeds requisitioned or transferred on or prior to such date have been or will be used to pay Qualified Costs.

(c) None of the Net Bond Proceeds will be used (i) to provide any airplane, skybox or other private luxury box, or health club facility, any facility primarily used for gambling or any store the principal business of which is the sale of alcoholic beverages for consumption off premises or (ii) to acquire existing property or any interest therein unless such acquisition meets the rehabilitation requirements of Section 147(d) of the Code. Less than 25% of the Net Bond Proceeds, if any, will be used, directly or indirectly to acquire land or any interest therein other than land acquired for noise abatement or wetland preservation or for future use as an “airport,” within the meaning of Section 142 of the Code, and as to which land there is no other significant use; no portion of such land is or will be used for farming purposes within the meaning of Section 147 (c)(1) of the Code. No more than 2 percent of the Net Bond Proceeds will be used to pay Issuance Costs.

(d) ABPC shall not invest “gross proceeds” of the Bonds in a manner that causes the Bonds to be “arbitrage bonds” within the meaning of Section 148 of the Code.

(e) The obligations of ABPC under this Section shall be absolute and unconditional, and the failure of the State, the Trustee or any other person to execute or deliver or cause to be executed or delivered any documents or to take any action required under this Lease or otherwise shall not relieve ABPC of its obligation under this Section. Notwithstanding any other provision of the Trust Indenture or this Lease to the contrary, so long as necessary in order to maintain the exclusion of interest on the Bonds from gross income for federal income tax purposes, the covenants contained in this Section shall survive the discharge and satisfaction of the Bonds and the term of this Lease.

SECTION 51. Property Rights on Termination.

A. At all times during the Lease Term, title to all building(s) and capital improvements existing at the Lease Execution Date or constructed and/or installed hereafter on the Leased Premises shall remain in the State, and all fixtures attached to the Leased Premises and property personal or real, acquired with the proceeds of the Bonds and/or the Gross Receipts of the Leased Premises shall become the property of the State at the time they are affixed or acquired to the Leased Premises or acquired.

B. At the termination of this Lease, ABPC shall remove from the Airport all personal or other property not covered by Section 51A hereof which ABPC owns or acquired for operations at the Airport under this Lease Agreement including, without limitation, all operating equipment, tools, furniture, furnishings, merchandise and other items of a temporary or removable character.

C. ABPC shall have the right, exercisable at any time during the term hereof and all renewals and extensions thereof, and for a further period of 15 days thereafter, to remove from the Leased Premises property removable under the provisions of Section 5IB hereof, whether or not affixed to the realty, at any time installed on the Leased Premises by ABPC at its expense under this Lease. ABPC shall repair any damage to the Leased Premises resulting from such removal. ABPC shall not be liable for rent or be deemed a tenant holding over by reason of the fact that it allows any such property to remain on the Leased Premises after the expiration of the Lease Term or any renewal or extension thereof, but all of such property which is not removed within 15 days following the end of the Lease Term, and all renewals and extensions thereof shall be deemed to have been abandoned to the State and shall remain upon and be surrendered with the Leased Premises as part thereof.

SECTION 52. Covenants With Respect To the United States of America.

A. This Lease shall be subordinate to the provisions of any existing or future agreement entered into between the State and the United States to obtain federal aid for the improvements, and maintenance or operation of the Airport.

B. In the event that a national emergency shall arise as so declared by the U.S. Congress and the President of the United States, as a result of which the federal government shall take possession of the Airport or a portion thereof, including all or a substantial portion of the Leased Premises, it is agreed by the parties hereto that the State shall not be held liable or responsible or subject to any claims or damages by or to ABPC as a result of said action by the federal government.

SECTION 53. Leasehold Mortgage.

A. The State acknowledges that the purchasers of the Bonds and/or a provider of credit enhancement for the Bonds and/or a provider of Private Debt may require ABPC to mortgage its leasehold estate under this Lease as a precondition to their purchase and/or credit enhancement, respectively, of the Bonds or the provision of such Private Debt. The State hereby consents to the granting of a leasehold mortgage for such purpose.

B. If ABPC does mortgage its leasehold estate under this Lease to secure the interests of the holders of the Bonds and/or a credit enhancer of the Bonds and/or a provider of Private Debt, the Trustee, acting on behalf of the holders of the Bonds and/or such credit enhancement provider and/or such Private Debt provider, as the Trust Indenture shall provide (the “Leasehold Mortgagee”), shall be entitled, in the event such Leasehold Mortgagee forecloses upon or otherwise acquires the leasehold interest of ABPC, to sell, sublet, assign, or otherwise dispose of such leasehold interest, provided the assignee or other party acquiring the leasehold interest is approved by the State, which approval shall not be unreasonably withheld nor decision delayed. In the event ABPC is in default under this Lease, the State and ABPC expressly agree that the Leasehold Mortgagee shall be entitled to enter upon the Leased Premises, to perform such curative acts as may be necessary, and/or to operate and manage the Leased Premises, either in its own name and right or on behalf of ABPC

C. The State shall send separate written notice by registered or certified mail, postage prepaid, to the Leasehold Mortgagee at such address as the Leasehold Mortgagee shall designate, of any of the following events:

(a)               The failure of ABPC to perform or comply with any of the provisions or covenants contained in this Lease, the cessation of business operations by ABPC for reasons other than maintenance, replacement, or repair of the Leased Premises, the abandonment of the Leased Premises by ABPC, or any other event which constitutes a default by ABPC under this Lease or for which this Lease may be terminated (any of the foregoing shall constitute a “default” for purposes of this Section 53); or

(b)              The occurrence of any event which gives rise to an election by ABPC or the State to cancel or terminate this Lease. All notices shall be given promptly upon the occurrence of any event requiring notice.

D. In the event ABPC fails to cure any default of this Lease within the time allowed hereunder, the State shall provide the Leasehold Mortgagee with separate written notice of the failure of ABPC to cure such default within the time allowed, and the Leasehold Mortgagee shall be allowed an additional period of at least 30 days to cure such default (including taking possession of the Leased Premises if necessary to effect the cure) or to institute foreclosure proceeding (or otherwise acquire title to ABPC’s leasehold estate under this Lease). If such default is one which cannot reasonably be cured within 30 days, such default by ABPC shall not result in a termination of this Lease provided the Leasehold Mortgagee is paying all Rent and proceeding to cure such default by ABPC or to foreclose upon ABPC’s leasehold estate. The State grants the Leasehold Mortgagee the right to enter upon the Leased Premises to cure any default by ABPC. The State shall accept any curative acts performed by the Leasehold Mortgagee as though they were performed timely by ABPC.

E. No amendment to this Lease shall be made without the prior express written consent of the Leasehold Mortgagee.

F. The Leasehold Mortgagee shall not be liable for ABPC’s obligations under this Lease unless and until the Leasehold Mortgagee becomes the owner of ABPC’s leasehold estate under this Lease by foreclosure or by deed in lieu of foreclosure, and thereafter shall remain liable for such obligations only so long as it remains the owner of the leasehold estate.

G. The State shall execute and deliver to the Leasehold Mortgagee, upon request from time to time, an estoppel certificate pertaining to the status of payments and the performance of obligations hereunder and to such other information as the Leasehold Mortgagee may reasonably require.

H. The Leasehold Mortgagee shall enjoy the rights granted under this Section 53 until such time as the Bonds are repaid in full and the leasehold mortgage securing such payment is released. The Leasehold Mortgagee shall be entitled but not required, to exercise such rights within its sole discretion.

I. There shall be no merger of the leasehold estate created hereby with the fee or any other estate or interest in the Leased Premises, or any part thereof by reason of the fact that the same person may acquire, own or hold the leasehold estate and the fee or any other estate or interest.

J. The State acknowledges that the contemplated Bond financing is essential to the construction and completion of the Garage and that, subsequent to the Lease Execution Date, the Leasehold Mortgagee may require certain changes or modifications in this Lease to protect the interests of the Bondholders and/or a credit enhancer of the Bonds and/or a provider of Private Debt. Therefore, the State agrees that it will make those changes or modifications requested by the Leasehold Mortgagee in good faith, provided that they do not adversely affect the term of this Lease or any of the economic benefits accruing to the State under this Lease and that they do not increase any of the obligations of the State under this Lease, to the extent allowed by law.

IN WITNESS WHEREOF, the parties hereto have set their hands on the day and year first above written.

WITNESSES:		STATE OF CONNECTICUT,
DEPARTMENT OF TRANSPORTATION JAMES F. SULLIVAN, COMMISSIONER

SIGN:		By:		/s/ Robert F. Juliano
Robert F. Juliano
Bureau Chief,
Bureau of Aviation and Ports

SIGN:	/s/ Maria Koukowslu	(STATE SEAL)

WITNESSES:		APCOA BRADLEY PARKING
COMPANY, LLC

SIGN:		By:	/s/ James A. Wilhelm
			Name:	JAMES A. WILHELM,
			Title:	EXECUTIVE VICE PRESIDENT, CHIEF OPERATIONS OFFICER, APCOA/STANDARD PARKING INC. Its Manager Member

Duly Authorized

SIGN:	/s/ Carolyn R. Bodden

STATE OF CONNECTICUT	)
) at Newington MARCH 30 A.D., 2000
COUNTY OF HARTFORD	)

Personally appeared for the State, Robert F. Juliano, Signer and Sealer of the foregoing instrument and acknowledged the same to be the free act and deed of the Department of Transportation, and his free act and deed as Bureau Officer, Bureau of Aviation and Ports, before me.

Commissioner of the Superior Court

STATE OF Illinois	)
) at 1:25 pm Feb. 24 A.D., 2000
COUNTY OF Cook	)

Personally appeared for APCOA Bradley Parking Company, LLC, James A. Wilhelm, Signer and Sealer of the foregoing instrument and acknowledged the same to be the free act and deed of APCOA Bradley Parking Company, LLC, and his free act and deed as      of APCOA Bradley Parking Company, LLC, before me.

My Commission Expires:	/s/ Carolyn R. Bodden
Notary Public

“OFFICIAL SEAL”
CAROLYN R. BODDEN
Notary Public, State of Illinois
My Commission Expires May 14, 2003

Agreement No.

This Agreement is made with the approval of the undersigned pursuant to Section 13b-42(b) of the General Statutes of Connecticut, as revised.

APPROVED:

Date: 3/30/00
Secretary, Office of Policy And Management
State of Connecticut

Date: March 30, 2000
Name:
Title:
For State Properties Reivew Board State of Connecticut

Date: 4/3/00
Attorney General State of Connecticut